Jason Duffy
Vice President

Insurance & Risk Management
FMR LLC
82 Devonshire Street, F3D, Boston, MA City, 02109-3614
Phone: 617-563-9480; Fax: 617-385-0811
jason.duffy@fmr.com

Fidelity INVESTMENTS

May 7, 2013

U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20543

RE: Fidelity Investments Mutual Funds (FMR LLC)
Rule 17g Compliance Filing
Fidelity Bond Coverage Period: July 1, 2012 – July 1, 2013

To Whom It May Concern:

We submit the following lead bond policy on behalf of Fidelity Investments Mutual Funds:

National Union Fire Insurance Company Policy No: 02-306-70-15
Participation: $15M lead policy

In addition to the bond policies, we submit the following on behalf of Fidelity Investments Mutual Funds:

- Resolution of a majority of the Independent Trustees approving the amount, type, form and coverage of the bond at a meeting of the Board of Trustees held June 2012
- Statement showing the amount of the single insured bond which the individual trusts would have to maintain if they were not named as insureds under a joint insured bond
- Statement as to the period for which premiums have been paid
- Copy of the Fidelity Bond Insurance Recovery Agreement
- Copy of the bond insurance policy

Sincerely,

Jason R. Duffy

Enc.

Board Resolution

(Excerpt from minutes of the June 13, 2012 Board of Trustees meeting)

FIDELITY EQUITY AND HIGH INCOME FUNDS

Upon motion duly made and seconded, and by vote of the full Board, including a majority of those Trustees who are not "interested persons" of the Fund as defined in the Investment Company Act of 1940, as amended ("1940 Act"), the following votes were unanimously approved by the Board: Board Resolution

VOTED: That the Fund's joint participation in a fidelity bond required by Rule 17g-1 under the 1940 Act (the "Fidelity Bond") for the period July 1, 2012 through June 30, 2013, as detailed in the June 5, 2012 Board memorandum, be, and it hereby is, ratified, confirmed and approved, it having been determined by the full Board and the Independent Trustees that such Fidelity Bond is reasonable in form and amount, having taking into consideration factors deemed relevant, including, among others, the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities in the Fund's portfolio; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said Fidelity Bond coverage, subject to review of the form by counsel to the Fund and counsel to the Independent Trustees.

FURTHER VOTED: That the portion of the total premium to be paid by the Fund for the Fidelity Bond be, and it hereby is, approved, the full Board and the Independent Trustees having considered factors deemed relevant, including, among others, the number of other parties named as insured, the nature of the business activities of such other parties, the amount of the Fidelity Bond, the amount of the premium for such Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium it would have to pay if it provided and maintained a single insured bond.

FURTHER VOTED: That Jason Duffy and any additional party the Fund's Treasurer should designate be, and they hereby are, designated as the individuals responsible for making all necessary filings and giving notices with respect to said Fidelity Bond required by Paragraph (g) of Rule 17(g)-1 under the 1940 Act.

FURTHER
VOTED: That the Fund's joint participation in, and the terms and costs of, a directors and officers/errors and omissions joint liability insurance policy and an "excess" Independent Trustee management liability policy (together, the "E&O/D&O Policy") for the period July 1, 2012 through June 30, 2013, as detailed in the June 5, 2012 Board memorandum, be, and they hereby are, ratified, confirmed and approved, it having been determined by the full Board and the Independent Trustees that the Fund's participation in the E&O/D&O Policy is in the best interests of the Fund and that the allocation of the premium to the Fund is fair and reasonable, based upon the proportionate share of the sum of the premiums that would have been paid if such E&O/D&O Policy were purchased separately; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said E&O/D&O Policy established under the insurance program, subject to review of the form of policy by counsel to the Fund and counsel to the Independent Trustees.

FURTHER
VOTED: That the portion of the total premium to be paid by the Fund for the E&O/D&O Policy be, and it hereby is, approved.

FURTHER
VOTED: That Jason Duffy and any additional party the Fund's Treasurer should designate be, and they hereby are, authorized and directed to execute and deliver such documents and to take such actions in the name of the Fund, or on its behalf, as they may determine to be necessary or desirable in connection with the furtherance of the foregoing resolutions.

Board Resolution

(Excerpt from minutes of the June 19, 2012 Board of Trustees meeting)

FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

Upon motion duly made and seconded, and by vote of the full Board, including a majority of those Trustees who are not "interested persons" of the Fund as defined in the Investment Company Act of 1940, as amended ("1940 Act"), the following votes were unanimously approved by the Board:

VOTED: That the Fund's joint participation in a fidelity bond required by Rule 17g-1 under the 1940 Act (the "Fidelity Bond") for the period July 1, 2012 through June 30, 2013, as detailed in the June 5, 2012 Board memorandum, be, and it hereby is, ratified, confirmed and approved, it having been determined by the full Board and the Independent Trustees that such Fidelity Bond is reasonable in form and amount, having taking into consideration factors deemed relevant, including, among others, the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities in the Fund's portfolio; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said Fidelity Bond coverage, subject to review of the form by counsel to the Fund and counsel to the Independent Trustees.

FURTHER VOTED: That the portion of the total premium to be paid by the Fund for the Fidelity Bond be, and it hereby is, approved, the full Board and the Independent Trustees having considered factors deemed relevant, including, among others, the number of other parties named as insured, the nature of the business activities of such other parties, the amount of the Fidelity Bond, the amount of the premium for such Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium it would have to pay if it provided and maintained a single insured bond.

FURTHER VOTED: That Jason Duffy and any additional party the Fund's Treasurer should designate be, and they hereby are, designated as the individuals responsible for making all necessary filings and giving notices with respect to said Fidelity Bond required by Paragraph (g) of Rule 17(g)-1 under the 1940 Act.

FURTHER
VOTED: That the Fund's joint participation in, and the terms and costs of, a directors and officers/errors and omissions joint liability insurance policy and an "excess" Independent Trustee management liability policy (together, the "E&O/D&O Policy") for the period July 1, 2012 through June 30, 2013, as detailed in the June 5, 2012 Board memorandum, be, and they hereby are, ratified, confirmed and approved, it having been determined by the full Board and the Independent Trustees that the Fund's participation in the E&O/D&O Policy is in the best interests of the Fund and that the allocation of the premium to the Fund is fair and reasonable, based upon the proportionate share of the sum of the premiums that would have been paid if such E&O/D&O Policy were purchased separately; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said E&O/D&O Policy established under the insurance program, subject to review of the form of policy by counsel to the Fund and counsel to the Independent Trustees.

FURTHER
VOTED: That the portion of the total premium to be paid by the Fund for the E&O/D&O Policy be, and it hereby is, approved.

FURTHER
VOTED: That Jason Duffy and any additional party the Fund's Treasurer should designate be, and they hereby are, authorized and directed to execute and deliver such documents and to take such actions in the name of the Fund, or on its behalf, as they may determine to be necessary or desirable in connection with the furtherance of the foregoing resolutions.

Joint Insured Statement

I, Jason Duffy, under authority of the Fidelity Investments mutual funds, do hereby attest that the following statement is true and accurate:

The amount of the single insured bond which each trust would have to maintain if they were not named as insureds under a joint insured bond is reflected in the attached report entitled, "FIDELITY 17g CALCULATION (as of 3/31/2013)"

Jason Duffy
Vice President, Insurance & Risk Management
FMR LLC

5-7-2013

Date

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Advisor Series I					
14	Fidelity Advisor Series I	Fidelity Value Strategies Fund	451,689,727		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class T	288,392,534		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class A	205,861,145		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class B	12,614,806		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Institutional Clas	67,243,294		
14	Fidelity Advisor Series I	Fidelity Value Strategies Fund: Class K	74,894,745		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class C	44,379,711		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Institutional Class	447,665,654		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class A	645,161,549		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class B	30,713,893		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class T	852,388,818		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class C	143,393,128		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Institutional Class	1,214,800,777		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class T	1,090,121,957		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class B	25,364,505		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class C	131,027,317		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class A	621,841,875		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class A	29,341,374		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Institutional Class	2,153,162		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class T	20,973,237		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class C	8,709,353		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class B	2,931,181		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund: Class	1,332,683,314		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund: Institut	2,630,610,168		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund: Class	812,571,288		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund: Class	255,105,577		
161	Fidelity Advisor Series I	Fidelity Floating Rate High Income Fund: Retail Class	5,825,358,958		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund: Class	23,455,485		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class A	713,723,938		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class B	26,694,884		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Institutio	475,386,631		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class C	182,538,145		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class T	547,427,270		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class T	752,475,094		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class B	14,327,333		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class A	249,861,459		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Institutional Class	72,557,153		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class C	82,554,166		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class B	12,803,648		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class C	72,670,893		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Institutional	493,868,873		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class A	359,603,182		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class T	1,175,837,633		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class C	8,504,809		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class A	23,070,839		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Institutional Clas	1,825,679		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class T	11,609,616		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class B	1,392,860		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Institutional Cl	544,549,383		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class B	10,806,308		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class T	165,991,630		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class A	183,488,716		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class C	58,173,699		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class B	39,469,044		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class A	1,192,756,649		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Institutional Class	1,149,515,731		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class T	1,046,044,716		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class C	279,224,504		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund: Class	808,669,337		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund: Class	1,190,707,892		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund: Class	425,335,626		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund: Institut	689,578,780		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund: Class	82,622,124		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class C	147,740,764		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class B	17,041,018		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Institutional Class	403,458,547		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class T	103,235,283		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class A	326,160,410		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
531	Fidelity Advisor Series I	Fidelity Advisor Stock Selector Mid Cap Fund: Class B	21,163,754		
531	Fidelity Advisor Series I	Fidelity Stock Selector Mid Cap Fund	1,731,666		
531	Fidelity Advisor Series I	Fidelity Advisor Stock Selector Mid Cap Fund: Institution	171,949,871		
531	Fidelity Advisor Series I	Fidelity Advisor Stock Selector Mid Cap Fund: Class A	588,189,530		
531	Fidelity Advisor Series I	Fidelity Advisor Stock Selector Mid Cap Fund: Class C	141,124,442		
531	Fidelity Advisor Series I	Fidelity Advisor Stock Selector Mid Cap Fund: Class T	748,222,943		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class T	75,892,112		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Institutional Class	676,707,204		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class B	10,347,350		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class A	126,464,207		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class C	29,568,849		
671	Fidelity Advisor Series I	Fidelity Real Estate High Income Fund	906,603,889		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Institutional Cla	103,850,851		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class C	124,565,733		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class B	16,426,910		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class A	301,452,163		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class T	305,790,315		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class C	9,657,640		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class A	28,540,571		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class T	13,066,620		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class B	2,537,639		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Institutional Class	4,077,557		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class A	932,254,003		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class B	44,331,474		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class C	233,619,801		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class T	388,904,359		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Institutional Class	969,502,458		
				38,411,296,709	2,500,000
Fidelity Advisor Series VII					
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class A	251,621,304		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class T	122,892,881		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class C	79,920,967		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class B	13,689,385		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Institutional Class	42,316,893		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class A	50,173,335		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Institutional Cl	5,426,949		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class B	6,272,222		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class C	22,112,148		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class T	25,907,158		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class A	199,680,571		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class T	64,197,198		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Institutional Class	42,316,413		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class B	18,966,087		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class C	67,577,843		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class A	26,414,177		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class T	11,315,978		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class C	14,158,119		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class B	2,319,159		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Institutio	8,914,543		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class A	94,591,210		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Institutional Class	25,325,380		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class C	28,306,064		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class B	5,505,071		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class T	36,342,108		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class A	330,772,626		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Institutional Class	169,461,164		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class B	15,471,875		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class C	84,695,356		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class T	166,981,125		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class B	24,934,911		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class C	90,676,301		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class T	205,854,690		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class A	242,121,734		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Institutional Class	53,187,563		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Institutional Class	38,730,710		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class B	5,573,317		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class C	43,177,362		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class T	32,993,440		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class A	82,108,164		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund: Class	2,057,158		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund: Instit	799,148		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund: Class	3,846,058		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund: Class	2,934,921		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund: Class	540,867		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class C	2,721,582		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class B	364,583		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class T	3,096,819		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Institutional Class	909,662		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class A	5,092,305		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class A	209,433,736		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class B	8,885,864		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class C	59,587,858		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class T	90,516,932		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Institutional Class	255,116,412		
				3,498,907,406	2,100,000
Fidelity Advisor Series VIII					
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Institutional Class	269,326,327		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class T	281,636,050		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class A	61,668,225		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class B	2,997,064		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class C	16,650,412		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation Fund:	2,708,315		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation Fund:	43,181,300		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation Fund:	18,730,903		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation Fund:	55,517,856		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation Fund:	5,139,074		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund: Class	479,665,610		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund: Class	18,574,844		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund: Class T	137,701,612		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund: Institut	1,370,769,973		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund: Class	213,007,172		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class B	56,788,747		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class T	304,652,583		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Institutio	556,094,891		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class C	247,045,412		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class A	774,520,757		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund: Class	2,617,943		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund: Class	5,947,579		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund: Class	792,715		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund: Class	8,361,589		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund: Instit	991,203		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund: Class	27,363,318		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund: Instit	22,898,896		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund: Class	9,842,356		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund: Class	1,361,536		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund: Class	15,758,075		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Institutional Class	42,229,448		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class C	69,437,536		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class T	51,103,172		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class B	15,843,612		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class A	169,167,872		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Institutional Class	1,095,707		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class C	3,409,279		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class B	823,465		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class A	13,942,746		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class T	6,007,272		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class B	16,023,230		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class C	66,552,023		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class T	59,941,900		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Institutional Cl	147,174,372		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class A	164,876,540		
2408	Fidelity Advisor Series VIII	Fidelity Advisor Global Equity Income Fund - Class T	734,042		
2408	Fidelity Advisor Series VIII	Fidelity Advisor Global Equity Income Fund - Class A	822,397		
2408	Fidelity Advisor Series VIII	Fidelity Advisor Global Equity Income Fund - Class C	694,040		
2408	Fidelity Advisor Series VIII	Fidelity Advisor Global Equity Income Fund - Class Instit	957,186		
				5,843,148,176	2,500,000
Fidelity Beacon Street Trust					
343	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Institutional	881,452		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
343	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class C	2,268,980		
343	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class B	659,684		
343	Fidelity Beacon Street Trust	Fidelity Tax Managed Stock Fund	54,408,378		
343	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class A	7,071,002		
343	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class T	3,681,616		
				68,971,112	400,000
Fidelity Capital Trust					
39	Fidelity Capital Trust	Fidelity Value Fund	5,612,683,773		
39	Fidelity Capital Trust	Fidelity Value Fund: Class K	783,454,433		
307	Fidelity Capital Trust	Fidelity Capital Appreciation Fund: Class K	1,519,356,395		
307	Fidelity Capital Trust	Fidelity Capital Appreciation Fund	4,758,631,533		
315	Fidelity Capital Trust	Fidelity Disciplined Equity Fund	1,751,761,088		
315	Fidelity Capital Trust	Fidelity Disciplined Equity Fund: Class F	624,323,000		
315	Fidelity Capital Trust	Fidelity Disciplined Equity Fund: Class K	133,333,111		
320	Fidelity Capital Trust	Fidelity Advisor Stock Selector All Cap Fund: Class T	98,411,957		
320	Fidelity Capital Trust	Fidelity Advisor Stock Selector All Cap Fund: Class C	38,665,558		
320	Fidelity Capital Trust	Fidelity Advisor Stock Selector All Cap Fund: Institutiona	272,603,300		
320	Fidelity Capital Trust	Fidelity Stock Selector All Cap Fund	2,437,147,722		
320	Fidelity Capital Trust	Fidelity Advisor Stock Selector All Cap Fund: Class B	11,633,336		
320	Fidelity Capital Trust	Fidelity Advisor Stock Selector All Cap Fund: Class A	172,155,615		
320	Fidelity Capital Trust	Fidelity Stock Selector All Cap Fund: Class K	44,976,700		
333	Fidelity Capital Trust	Fidelity Focused Stock Fund	605,381,670		
336	Fidelity Capital Trust	Fidelity Advisor Stock Selector Small Cap Fund: Class C	1,929,604		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
336	Fidelity Capital Trust	Fidelity Advisor Stock Selector Small Cap Fund: Class B	230,710		
336	Fidelity Capital Trust	Fidelity Advisor Stock Selector Small Cap Fund: Class A	4,176,999		
336	Fidelity Capital Trust	Fidelity Stock Selector Small Cap Fund	1,271,138,629		
336	Fidelity Capital Trust	Fidelity Advisor Stock Selector Small Cap Fund: Instituti	40,516,787		
336	Fidelity Capital Trust	Fidelity Advisor Stock Selector Small Cap Fund: Class T	1,034,511		
				20,183,546,431	2,500,000
Fidelity Central Investment Port					
1371	Fidelity Central Investment Portfolios	Fidelity High Income Central Fund 1	552,518,624		
1408	Fidelity Central Investment Portfolios	Fidelity Floating Rate Central Fund	1,565,073,016		
1518	Fidelity Central Investment Portfolios	Fidelity Specialized High Income Central Fund	346,481,916		
1620	Fidelity Central Investment Portfolios	Fidelity Utilities Central Fund	340,116,979		
1621	Fidelity Central Investment Portfolios	Fidelity Telecom Services Central Fund	265,766,182		
1622	Fidelity Central Investment Portfolios	Fidelity Materials Central Fund	343,878,392		
1623	Fidelity Central Investment Portfolios	Fidelity Information Technology Central Fund	1,642,593,114		
1624	Fidelity Central Investment Portfolios	Fidelity Industrials Central Fund	973,222,543		
1625	Fidelity Central Investment Portfolios	Fidelity Health Care Central Fund	1,113,558,439		
1626	Fidelity Central Investment Portfolios	Fidelity Financials Central Fund	1,582,053,311		
1627	Fidelity Central Investment Portfolios	Fidelity Energy Central Fund	946,381,218		
1628	Fidelity Central Investment Portfolios	Fidelity Consumer Staples Central Fund	922,548,618		
1629	Fidelity Central Investment Portfolios	Fidelity Consumer Discretionary Central Fund	1,016,555,930		
2018	Fidelity Central Investment Portfolios	Fidelity International Equity Central Fund	1,465,573,185		
2062	Fidelity Central Investment Portfolios	Fidelity High Income Central Fund 2	767,251,939		
2113	Fidelity Central Investment Portfolios	Fidelity Emerging Markets Equity Central Fund	747,869,981		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				14,591,443,387	2,500,000
Fidelity Commonwealth Trust					
337	Fidelity Commonwealth Trust	Fidelity Mid-Cap Stock Fund: Class K	2,091,950,823		
337	Fidelity Commonwealth Trust	Fidelity Mid-Cap Stock Fund	4,282,094,090		
338	Fidelity Commonwealth Trust	Fidelity Large Cap Stock Fund	1,271,242,186		
340	Fidelity Commonwealth Trust	Fidelity Small Cap Stock Fund	2,768,403,970		
384	Fidelity Commonwealth Trust	Fidelity Small Cap Discovery Fund	3,879,969,901		
1282	Fidelity Commonwealth Trust	Fidelity NASDAQ Composite Index Fund	484,081,393		
1283	Fidelity Commonwealth Trust	Fidelity NASDAQ Composite Index Tracking Stock	177,979,227		
1846	Fidelity Commonwealth Trust	Fidelity Series 100 Index Fund	2,058,007,372		
				17,013,728,962	2,500,000
Fidelity Concord Street Trust					
397	Fidelity Concord Street Trust	Spartan Total Market Index Fund: Class F	2,625,175,848		
397	Fidelity Concord Street Trust	Spartan Total Market Index Fund: Investor Class	3,143,897,124		
397	Fidelity Concord Street Trust	Spartan Total Market Index Fund: Fidelity Advantage Inst	528,820,066		
397	Fidelity Concord Street Trust	Spartan Total Market Index Fund: Institutional Class	811,448,970		
397	Fidelity Concord Street Trust	Spartan Total Market Index Fund: Fidelity Advantage Cla	7,325,455,971		
398	Fidelity Concord Street Trust	Spartan Extended Market Index Fund: Investor Class	1,953,556,911		
398	Fidelity Concord Street Trust	Spartan Extended Market Index Fund: Fidelity Advantage	5,240,799,146		
398	Fidelity Concord Street Trust	Spartan Extended Market Index Fund: Fidelity Advantage	123,494		
399	Fidelity Concord Street Trust	Spartan International Index Fund: Fidelity Advantage Inst	1,105,305,547		
399	Fidelity Concord Street Trust	Spartan International Index Fund: Fidelity Advantage Cla	3,923,064,578		
399	Fidelity Concord Street Trust	Spartan International Index Fund: Investor Class	3,182,603,587		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
399	Fidelity Concord Street Trust	Spartan International Index Fund: Institutional Class	1,191,087,095		
650	Fidelity Concord Street Trust	Spartan 500 Index Fund: Investor Class	10,370,339,543		
650	Fidelity Concord Street Trust	Spartan 500 Index Fund: Fidelity Advantage Class	20,409,277,035		
650	Fidelity Concord Street Trust	Spartan 500 Index Fund: Institutional Class	16,513,015,044		
650	Fidelity Concord Street Trust	Spartan 500 Index Fund: Fidelity Advantage Institutional	1,748,335,592		
				80,072,305,551	2,500,000
Fidelity Contrafund					
22	Fidelity Contrafund	Fidelity Contrafund: Class K	25,714,897,858		
22	Fidelity Contrafund	Fidelity Contrafund	58,819,140,538		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class T	1,796,811,538		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Institutional Class	9,897,590,086		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class C	2,515,297,875		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class B	242,878,032		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class A	6,465,091,876		
2459	Fidelity Contrafund	Fidelity Series Opportunistic Insights Fund: Class F	1,917,377,589		
2459	Fidelity Contrafund	Fidelity Series Opportunistic Insights Fund	1,809,191,477		
2465	Fidelity Contrafund	Fidelity Advisor Series Opportunistic Insights Fund	484,636,854		
				109,662,913,723	2,500,000
Fidelity Destiny Portfolios					
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class T	15,238,069		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Institutional Cla	225,255,490		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class O	1,480,895,665		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class A	128,105,996		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class B	733,158		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class C	5,301,942		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class A	317,065,985		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class O	2,281,962,764		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class B	219,682		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class C	1,332,885		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class T	1,074,901		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Institutional	551,630		
				4,457,738,167	**2,500,000**

Fidelity Devonshire Trust

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
23	Fidelity Devonshire Trust	Fidelity Equity-Income Fund: Class K	2,134,145,150		
23	Fidelity Devonshire Trust	Fidelity Equity-Income Fund	6,188,806,356		
2115	Fidelity Devonshire Trust	Fidelity Series All-Sector Equity Fund: Class F	4,224,601,051		
2115	Fidelity Devonshire Trust	Fidelity Series All-Sector Equity Fund	5,160,930,223		
2116	Fidelity Devonshire Trust	Fidelity Series Large Cap Value Fund: Class F	3,627,281,132		
2116	Fidelity Devonshire Trust	Fidelity Series Large Cap Value Fund	4,069,105,513		
2453	Fidelity Devonshire Trust	Fidelity Series Equity-Income Fund	2,437,917,399		
2453	Fidelity Devonshire Trust	Fidelity Series Equity-Income Fund: Class F	2,583,668,130		
2461	Fidelity Devonshire Trust	Fidelity Series Stock Selector Large Cap Value Fund	2,450,351,295		
2461	Fidelity Devonshire Trust	Fidelity Series Stock Selector Large Cap Value Fund: Cla	2,596,972,517		
2463	Fidelity Devonshire Trust	Fidelity Advisor Series Equity-Income Fund	675,355,399		
2466	Fidelity Devonshire Trust	Fidelity Advisor Series Stock Selector Large Cap Value F	677,654,702		
5648	Fidelity Devonshire Trust	Fidelity Advisor Stock Selector Large Cap Value Fund: C	17,131,761		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
5648	Fidelity Devonshire Trust	Fidelity Advisor Stock Selector Large Cap Value Fund: C	1,597,795		
5648	Fidelity Devonshire Trust	Fidelity Advisor Stock Selector Large Cap Value Fund: C	5,446,852		
5648	Fidelity Devonshire Trust	Fidelity Advisor Stock Selector Large Cap Value Fund: C	6,083,184		
5648	Fidelity Devonshire Trust	Fidelity Advisor Stock Selector Large Cap Value Fund: In	2,019,839		
5648	Fidelity Devonshire Trust	Fidelity Stock Selector Large Cap Value Fund	443,969,910		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class A	21,751,676		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class T	7,302,748		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Institutional Class	5,662,436		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class C	6,275,100		
5649	Fidelity Devonshire Trust	Fidelity Mid Cap Value Fund	563,848,822		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class B	1,386,391		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class A	13,343,932		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class B	1,455,734		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class C	7,654,256		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class T	5,926,213		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Institutional Cl	3,552,622		
5650	Fidelity Devonshire Trust	Fidelity Large Cap Growth Fund	139,214,305		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class A	9,219,111		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class C	4,631,916		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class T	4,113,368		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Institutional Clas	868,026		
5651	Fidelity Devonshire Trust	Fidelity Mid Cap Growth Fund	209,690,830		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class B	597,888		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				38,309,533,582	2,500,000
Fidelity Financial Trust					
73	Fidelity Financial Trust	Fidelity Independence Fund: Class K	391,910,644		
73	Fidelity Financial Trust	Fidelity Independence Fund	3,077,325,190		
308	Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class B	936,762		
308	Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class C	12,609,779		
308	Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class A	26,814,547		
308	Fidelity Financial Trust	Fidelity Convertible Securities Fund	1,765,677,585		
308	Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class T	4,467,468		
308	Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Institutional	15,289,928		
319	Fidelity Financial Trust	Fidelity Equity Dividend Income Fund	4,454,743,291		
319	Fidelity Financial Trust	Fidelity Equity Dividend Income Fund: Class K	559,644,441		
				10,309,419,635	2,500,000
Fidelity Hanover Street Trust					
2276	Fidelity Hanover Street Trust	Fidelity Emerging Markets Debt Central Fund	113,536,090		
				113,536,090	525,000
Fidelity Hastings Street Trust					
3	Fidelity Hastings Street Trust	Fidelity Fund: Class K	908,403,165		
3	Fidelity Hastings Street Trust	Fidelity Fund	4,276,000,350		
339	Fidelity Hastings Street Trust	Fidelity Growth Discovery Fund: Class K	123,529,769		
339	Fidelity Hastings Street Trust	Fidelity Growth Discovery Fund	796,840,222		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Institutional Clas	311,437,590		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class C	4,286,775		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
361	Fidelity Hastings Street Trust	Fidelity Mega Cap Stock Fund	1,777,791,638		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class A	13,302,274		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class B	656,049		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class T	4,921,465		
500	Fidelity Hastings Street Trust	Fidelity Fifty	654,714,101		
2295	Fidelity Hastings Street Trust	Fidelity Series Emerging Markets Debt Fund: Class F	492,064,319		
2295	Fidelity Hastings Street Trust	Fidelity Series Emerging Markets Debt Fund	674,531,148		
2457	Fidelity Hastings Street Trust	Fidelity Series Mega Cap Fund: Class F	962,327,508		
2457	Fidelity Hastings Street Trust	Fidelity Series Mega Cap Fund	908,058,728		
2464	Fidelity Hastings Street Trust	Fidelity Advisor Series Mega Cap Fund	152,312,414		
				12,061,177,515	2,500,000

Fidelity Investment Trust

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
94	Fidelity Investment Trust	Fidelity Overseas Fund: Class K	283,381,570		
94	Fidelity Investment Trust	Fidelity Overseas Fund	1,687,271,352		
301	Fidelity Investment Trust	Fidelity Europe Fund	638,425,210		
302	Fidelity Investment Trust	Fidelity Pacific Basin Fund	610,617,409		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class B	7,366,108		
305	Fidelity Investment Trust	Fidelity International Discovery Fund: Class K	1,928,045,592		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class A	306,610,634		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class C	30,423,478		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class T	47,330,226		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Institution	301,037,534		
305	Fidelity Investment Trust	Fidelity International Discovery Fund	6,196,809,960		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class C	60,498,190		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class A	150,766,989		
309	Fidelity Investment Trust	Fidelity Canada Fund	2,860,252,608		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class B	9,479,743		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Institutional Class	50,320,671		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class T	27,870,492		
318	Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class T	5,977,959		
318	Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class C	2,056,844		
318	Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Institutional Class	4,378,092		
318	Fidelity Investment Trust	Fidelity Worldwide Fund	1,113,691,902		
318	Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class A	19,658,618		
318	Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class B	317,731		
322	Fidelity Investment Trust	Fidelity Emerging Markets Fund: Class K	621,222,024		
322	Fidelity Investment Trust	Fidelity Emerging Markets Fund	2,272,066,757		
325	Fidelity Investment Trust	Fidelity Diversified International Fund	13,545,137,671		
325	Fidelity Investment Trust	Fidelity Diversified International Fund: Class K	9,377,847,392		
335	Fidelity Investment Trust	Fidelity International Capital Appreciation Fund	794,780,953		
341	Fidelity Investment Trust	Fidelity Europe Capital Appreciation Fund	328,946,113		
342	Fidelity Investment Trust	Fidelity Nordic Fund	298,254,724		
349	Fidelity Investment Trust	Fidelity Advisor Latin America Fund: Class T	19,231,129		
349	Fidelity Investment Trust	Fidelity Latin America Fund	2,222,723,890		
349	Fidelity Investment Trust	Fidelity Advisor Latin America Fund: Class A	69,173,466		
349	Fidelity Investment Trust	Fidelity Advisor Latin America Fund: Class B	8,989,618		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
349	Fidelity Investment Trust	Fidelity Advisor Latin America Fund: Class C	26,349,389		
349	Fidelity Investment Trust	Fidelity Advisor Latin America Fund: Institutional Class	7,571,498		
350	Fidelity Investment Trust	Fidelity Advisor Japan Fund: Class C	6,820,175		
350	Fidelity Investment Trust	Fidelity Advisor Japan Fund: Class B	938,634		
350	Fidelity Investment Trust	Fidelity Japan Fund	368,155,154		
350	Fidelity Investment Trust	Fidelity Advisor Japan Fund: Class T	4,228,253		
350	Fidelity Investment Trust	Fidelity Advisor Japan Fund: Class A	9,944,687		
350	Fidelity Investment Trust	Fidelity Advisor Japan Fund: Institutional Class	3,479,619		
351	Fidelity Investment Trust	Fidelity Emerging Asia Fund	1,433,682,449		
352	Fidelity Investment Trust	Fidelity China Region Fund	1,424,616,105		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class T	4,757,860		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class C	5,221,489		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class B	1,566,758		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class A	15,024,010		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Institutional Class	3,609,609		
360	Fidelity Investment Trust	Fidelity Japan Smaller Companies Fund	231,972,482		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class B	777,805		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class T	9,172,555		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Institution	9,931,969		
1135	Fidelity Investment Trust	Fidelity International Small Cap Fund	702,625,993		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class A	14,577,201		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class C	6,813,634		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap Opportunities F	6,834,947		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1504	Fidelity Investment Trust	Fidelity International Small Cap Opportunities Fund	349,682,679		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap Opportunities F	8,473,295		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap Opportunities F	4,292,895		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap Opportunities F	18,769,079		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap Opportunities F	1,914,129		
1597	Fidelity Investment Trust	Fidelity International Value Fund	136,407,661		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class A	4,992,570		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class B	714,043		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class C	2,445,061		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Institutional C	354,316		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class T	2,889,862		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund: Class C	2,874,142		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund: Class T	3,232,471		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund: Class B	218,243		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund: Instituti	1,746,518		
1978	Fidelity Investment Trust	Fidelity Total International Equity Fund	307,692,221		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund: Class A	6,460,807		
1979	Fidelity Investment Trust	Fidelity International Growth Fund	168,032,714		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class A	26,048,387		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class B	1,157,043		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class T	11,815,720		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class C	9,379,854		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Institutional	5,751,449		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East, Africa (	9,822,360		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East, Africa (	9,746,318		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East, Africa (	8,236,715		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East, Africa (	449,328		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East, Africa (	3,502,547		
2053	Fidelity Investment Trust	Fidelity Emerging Europe, Middle East, Africa (EMEA) F	119,680,227		
2117	Fidelity Investment Trust	Fidelity Series Emerging Markets Fund	3,325,339,894		
2117	Fidelity Investment Trust	Fidelity Series Emerging Markets Fund: Class F	2,834,658,435		
2120	Fidelity Investment Trust	Fidelity Global Commodity Stock Fund	366,109,317		
2120	Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund: Class A	99,043,759		
2120	Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund: Instituti	51,627,042		
2120	Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund: Class C	30,920,199		
2120	Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund: Class B	3,108,915		
2120	Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund: Class T	15,987,272		
2282	Fidelity Investment Trust	Fidelity Series International Growth Fund: Class F	4,348,864,892		
2282	Fidelity Investment Trust	Fidelity Series International Growth Fund	5,130,618,209		
2283	Fidelity Investment Trust	Fidelity Series International Value Fund: Class F	4,463,542,709		
2283	Fidelity Investment Trust	Fidelity Series International Value Fund	5,266,026,256		
2284	Fidelity Investment Trust	Fidelity Series International Small Cap Fund: Class F	898,300,894		
2284	Fidelity Investment Trust	Fidelity Series International Small Cap Fund	1,062,242,564		
2369	Fidelity Investment Trust	Fidelity Advisor Total Emerging Markets Fund - Class A	8,203,068		
2369	Fidelity Investment Trust	Fidelity Advisor Total Emerging Markets Fund - Class C	5,848,712		
2369	Fidelity Investment Trust	Fidelity Total Emerging Markets Fund	92,722,290		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2369	Fidelity Investment Trust	Fidelity Advisor Total Emerging Markets Fund - Institutio	2,306,787		
2369	Fidelity Investment Trust	Fidelity Advisor Total Emerging Markets Fund - Class T	6,355,109		
2374	Fidelity Investment Trust	Fidelity Advisor Emerging Markets Discovery Fund - Cla	2,544,556		
2374	Fidelity Investment Trust	Fidelity Advisor Emerging Markets Discovery Fund - Cla	4,888,769		
2374	Fidelity Investment Trust	Fidelity Advisor Emerging Markets Discovery Fund - Cla	1,660,444		
2374	Fidelity Investment Trust	Fidelity Advisor Emerging Markets Discovery Fund - Inst	3,503,009		
2374	Fidelity Investment Trust	Fidelity Emerging Markets Discovery Fund	71,306,551		
2406	Fidelity Investment Trust	Fidelity Global Equity Income Fund	27,929,264		
				79,550,076,494	2,500,000
Fidelity Magellan Fund					
21	Fidelity Magellan Fund	Fidelity Magellan Fund	11,869,225,140		
21	Fidelity Magellan Fund	Fidelity Magellan Fund: Class K	2,329,386,810		
				14,198,611,950	2,500,000
Fidelity Mt. Vernon Street Trust					
25	Fidelity Mt. Vernon Street Trust	Fidelity Growth Company Fund	22,700,118,674		
25	Fidelity Mt. Vernon Street Trust	Fidelity Growth Company Fund: Class F	4,349,209,039		
25	Fidelity Mt. Vernon Street Trust	Fidelity Growth Company Fund: Class K	15,537,699,619		
300	Fidelity Mt. Vernon Street Trust	Fidelity New Millennium Fund	2,005,699,921		
324	Fidelity Mt. Vernon Street Trust	Fidelity Growth Strategies Fund	1,375,442,713		
324	Fidelity Mt. Vernon Street Trust	Fidelity Growth Strategies Fund: Class K	268,007,140		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class A	1,542,339		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Institutional Cla	78,873		
2063	Fidelity Mt. Vernon Street Trust	Fidelity 130/30 Large Cap Fund	14,761,694		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class B	343,896		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class C	898,158		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class T	998,441		
				46,254,800,507	2,500,000
Fidelity Puritan Trust					
4	Fidelity Puritan Trust	Fidelity Puritan Fund	15,208,823,708		
4	Fidelity Puritan Trust	Fidelity Puritan Fund: Class K	4,481,377,057		
256	Fidelity Puritan Trust	Fidelity Low-Priced Stock Fund	23,433,008,962		
256	Fidelity Puritan Trust	Fidelity Low-Priced Stock Fund: Class K	11,510,264,812		
304	Fidelity Puritan Trust	Fidelity Balanced Fund	14,826,985,696		
304	Fidelity Puritan Trust	Fidelity Balanced Fund: Class K	5,834,083,908		
1173	Fidelity Puritan Trust	Fidelity Value Discovery Fund	397,956,155		
1173	Fidelity Puritan Trust	Fidelity Value Discovery Fund: Class K	57,153,408		
2455	Fidelity Puritan Trust	Fidelity Series Intrinsic Opportunities Fund: Class F	232,893,995		
2455	Fidelity Puritan Trust	Fidelity Series Intrinsic Opportunities Fund	223,796,794		
				76,206,344,495	2,500,000
Fidelity Securities Fund					
93	Fidelity Securities Fund	Fidelity OTC Portfolio	5,287,510,087		
93	Fidelity Securities Fund	Fidelity OTC Portfolio: Class K	1,735,535,319		
127	Fidelity Securities Fund	Fidelity Growth & Income Portfolio: Class K	825,839,878		
127	Fidelity Securities Fund	Fidelity Growth & Income Portfolio	4,948,611,647		
289	Fidelity Securities Fund	Fidelity Leveraged Company Stock Fund	3,338,624,624		
289	Fidelity Securities Fund	Fidelity Leveraged Company Stock Fund: Class K	745,421,193		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
312	Fidelity Securities Fund	Fidelity Blue Chip Growth Fund: Class F	2,887,937,978		
312	Fidelity Securities Fund	Fidelity Blue Chip Growth Fund: Class K	2,720,826,595		
312	Fidelity Securities Fund	Fidelity Blue Chip Growth Fund	11,305,072,883		
330	Fidelity Securities Fund	Fidelity Dividend Growth Fund: Class K	1,283,222,765		
330	Fidelity Securities Fund	Fidelity Dividend Growth Fund	5,963,541,189		
661	Fidelity Securities Fund	Fidelity Advisor Growth Strategies Fund: Class C	4,410,850		
661	Fidelity Securities Fund	Fidelity Advisor Growth Strategies Fund: Class T	14,613,695		
661	Fidelity Securities Fund	Fidelity Advisor Growth Strategies Fund: Class A	10,789,156		
661	Fidelity Securities Fund	Fidelity Advisor Growth Strategies Fund: Institutional Cla	466,630		
661	Fidelity Securities Fund	Fidelity Advisor Growth Strategies Fund: Class B	1,606,004		
1271	Fidelity Securities Fund	Fidelity Blue Chip Value Fund	241,617,606		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class C	24,446,141		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class A	58,380,612		
1388	Fidelity Securities Fund	Fidelity Small Cap Growth Fund	1,122,452,857		
1388	Fidelity Securities Fund	Fidelity Small Cap Growth Fund: Class F	609,122,206		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Institutional Cl	35,836,898		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class T	26,956,271		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class B	3,678,610		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class T	66,025,616		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class A	180,926,721		
1389	Fidelity Securities Fund	Fidelity Small Cap Value Fund: Class F	647,965,078		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Institutional Clas	201,865,304		
1389	Fidelity Securities Fund	Fidelity Small Cap Value Fund	1,980,333,840		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class C	55,718,716		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class B	6,562,999		
1799	Fidelity Securities Fund	Fidelity Series Small Cap Opportunities Fund	1,455,229,405		
1799	Fidelity Securities Fund	Fidelity Series Small Cap Opportunities Fund: Class F	1,088,014,387		
1833	Fidelity Securities Fund	Fidelity Advisor Real Estate Income Fund: Class C	88,973,856		
1833	Fidelity Securities Fund	Fidelity Advisor Real Estate Income Fund: Class A	196,863,877		
1833	Fidelity Securities Fund	Fidelity Advisor Real Estate Income Fund: Class T	29,025,556		
1833	Fidelity Securities Fund	Fidelity Advisor Real Estate Income Fund: Institutional C	280,529,796		
1833	Fidelity Securities Fund	Fidelity Real Estate Income Fund	2,613,245,937		
2277	Fidelity Securities Fund	Fidelity Series Real Esate Income Fund	445,964,362		
2277	Fidelity Securities Fund	Fidelity Series Real Esate Income Fund: Class F	319,279,185		
2380	Fidelity Securities Fund	Fidelity Series Real Esate Equity Fund: Class F	352,442,243		
2380	Fidelity Securities Fund	Fidelity Series Real Esate Equity Fund	472,677,653		
				53,678,166,225	2,500,000

Fidelity Select Portfolios

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
7	Fidelity Select Portfolios	Select Portfolios: Computers Portfolio	681,382,770		
8	Fidelity Select Portfolios	Select Portfolios: Electronics Portfolio	877,849,395		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples Fun	17,707,377		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples Fun	123,451,530		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples Fun	249,646,649		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples Fun	386,410,958		
9	Fidelity Select Portfolios	Select Portfolios: Consumer Staples Portfolio	1,331,441,180		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples Fun	46,560,247		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
28	Fidelity Select Portfolios	Select Portfolios: Software and Computer Services Portfol	1,879,771,779		
34	Fidelity Select Portfolios	Select Portfolios: Air Transportation Portfolio	78,105,902		
60	Fidelity Select Portfolios	Select Portfolios: Energy Portfolio	2,034,769,403		
62	Fidelity Select Portfolios	Select Portfolios: Leisure Portfolio	335,168,841		
63	Fidelity Select Portfolios	Select Portfolios: Health Care Portfolio	2,482,676,270		
64	Fidelity Select Portfolios	Select Portfolios: Technology Portfolio	2,110,802,736		
65	Fidelity Select Portfolios	Select Portfolios: Utilities Portfolio	529,616,152		
66	Fidelity Select Portfolios	Select Portfolios: Financial Services Portfolio	510,754,599		
67	Fidelity Select Portfolios	Select Portfolios: Defense and Aerospace Portfolio	628,121,993		
68	Fidelity Select Portfolios	Select Portfolios: Brokerage and Investment Management	439,021,438		
69	Fidelity Select Portfolios	Select Portfolios: Chemicals Portfolio	911,161,151		
96	Fidelity Select Portfolios	Select Portfolios: Telecommunications Portfolio	382,123,001		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Telecommunications F	658,102		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Telecommunications F	3,999,788		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Telecommunications F	6,269,187		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Telecommunications F	2,621,342		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Telecommunications F	3,831,528		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class T	30,270,461		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class C	47,552,480		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class B	12,534,777		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class A	123,120,233		
141	Fidelity Select Portfolios	Select Portfolios: Gold Portfolio	2,939,384,577		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Institutiona	150,964,960		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
142	Fidelity Select Portfolios	Select Portfolios: Biotechnology Portfolio	2,730,548,885		
143	Fidelity Select Portfolios	Select Portfolios: Energy Service Portfolio	1,034,799,354		
145	Fidelity Select Portfolios	Select Portfolios: Insurance Portfolio	270,933,961		
146	Fidelity Select Portfolios	Select Portfolios: Retailing Portfolio	556,741,612		
152	Fidelity Select Portfolios	Select Portfolios: Pharmaceuticals Portfolio	829,885,369		
198	Fidelity Select Portfolios	Select Portfolios: Consumer Finance Portfolio	307,676,032		
303	Fidelity Select Portfolios	Select Portfolios: Fidelity Real Estate Investment Portfoli	3,709,768,993		
311	Fidelity Select Portfolios	Select Portfolios: Fidelity Telecom and Utilities Fund	940,536,856		
353	Fidelity Select Portfolios	Select Portfolios: IT Services Portfolio	332,527,119		
354	Fidelity Select Portfolios	Select Portfolios: Medical Equipment and Systems Portfol	1,265,896,209		
502	Fidelity Select Portfolios	Select Portfolios: Automotive Portfolio	112,859,320		
503	Fidelity Select Portfolios	Select Portfolios: Multimedia Portfolio	475,491,758		
505	Fidelity Select Portfolios	Select Portfolios: Medical Delivery Portfolio	588,732,938		
507	Fidelity Select Portfolios	Select Portfolios: Banking Portfolio	493,510,349		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund: Class	65,407,748		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund: Class	190,944,587		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund: Class	34,579,897		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund: Institu	145,285,966		
509	Fidelity Select Portfolios	Select Portfolios: Materials Portfolio	1,059,966,512		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund: Class	10,159,374		
510	Fidelity Select Portfolios	Select Portfolios: Industrial Equipment Portfolio	312,974,457		
511	Fidelity Select Portfolios	Select Portfolios: Construction and Housing Portfolio	450,212,474		
512	Fidelity Select Portfolios	Select Portfolios: Transportation Portfolio	167,532,050		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
513	Fidelity Select Portfolios	Select Portfolios: Natural Gas Portfolio	632,642,043		
514	Fidelity Select Portfolios	Select Portfolios: Natural Resources Portfolio	1,059,995,531		
515	Fidelity Select Portfolios	Select Portfolios: Industrials Portfolio	662,233,333		
516	Fidelity Select Portfolios	Select Portfolios: Environment and Alternative Energy Po	74,440,976		
517	Fidelity Select Portfolios	Select Portfolios: Consumer Discretionary Portfolio	351,430,952		
518	Fidelity Select Portfolios	Select Portfolios: Communications Equipment Portfolio	298,328,302		
653	Fidelity Select Portfolios	Select Portfolios: Wireless Portfolio	247,330,678		
1368	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor International Real Esta	13,435,217		
1368	Fidelity Select Portfolios	Select Portfolios: Fidelity International Real Estate Fund	346,300,825		
1368	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor International Real Esta	549,426		
1368	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor International Real Esta	3,766,953		
1368	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor International Real Esta	4,710,385		
1368	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor International Real Esta	4,370,438		
				39,144,257,685	2,500,000

Fidelity Summer Street Trust

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
38	Fidelity Summer Street Trust	Fidelity Capital & Income Fund	9,656,690,457		
331	Fidelity Summer Street Trust	Fidelity New Markets Income Fund	7,242,780,677		
332	Fidelity Summer Street Trust	Fidelity Export and Multinational Fund	1,686,990,581		
332	Fidelity Summer Street Trust	Fidelity Export and Multinational Fund: Class K	223,288,945		
455	Fidelity Summer Street Trust	Fidelity High Income Fund	6,493,845,919		
1366	Fidelity Summer Street Trust	Fidelity Focused High Income Fund	929,060,969		
2269	Fidelity Summer Street Trust	Fidelity Series High Income Fund	5,243,781,853		
2269	Fidelity Summer Street Trust	Fidelity Series High Income Fund: Class F	4,428,037,032		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2270	Fidelity Summer Street Trust	Fidelity Series Floating Rate High Income Fund: Class F	594,604,626		
2270	Fidelity Summer Street Trust	Fidelity Series Floating Rate High Income Fund	831,600,960		
2297	Fidelity Summer Street Trust	Fidelity Advisor Global High Income Fund: Class T	913,209		
2297	Fidelity Summer Street Trust	Fidelity Advisor Global High Income Fund: Class C	2,103,649		
2297	Fidelity Summer Street Trust	Fidelity Global High Income Fund: Retail Class	259,879,473		
2297	Fidelity Summer Street Trust	Fidelity Advisor Global High Income Fund: Class A	7,774,466		
2297	Fidelity Summer Street Trust	Fidelity Advisor Global High Income Fund: Institutional	2,934,055		
				37,604,286,871	2,500,000
Fidelity Trend Fund					
5	Fidelity Trend Fund	Fidelity Trend Fund	1,132,707,918		
				1,132,707,918	1,250,000
Variable Insurance Products Fu					
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class R	69,918,383		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class	77,470,548		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class 2 R	3,927,923		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Initial Class R	35,632,935		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Initial Class	606,641,387		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Investor Class	438,803,738		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class 2	281,962,610		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Service Class 2	3,757,308		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Initial Class	82,869,402		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Service Class	211,467		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Investor Class	61,396,709		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Initial Class	3,462,693,015		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Service Class 2	1,559,981,248		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Service Class	350,653,843		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Investor Class	220,303,588		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Service Class 2 R	5,638,835		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Service Class 2	592,644,110		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Service Class	395,909,467		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Initial Class	2,615,248,457		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Investor Class	142,959,523		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Service Class 2 R	5,336,411		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class 2	351,852,635		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Investor Class R	173,668,870		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class R	45,871,663		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Initial Class R	88,950,310		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class	110,432,159		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class 2 R	67,632,271		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Initial Class	659,630,896		
				12,511,999,711	**2,500,000**

Variable Insurance Products Fu

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
157	Variable Insurance Products Fund II	VIP: Index 500 Portfolio: Service Class	41,425,128		
157	Variable Insurance Products Fund II	VIP: Index 500 Portfolio	2,286,568,731		
157	Variable Insurance Products Fund II	VIP: Index 500 Portfolio: Service Class 2	275,231,499		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Investor Class	697,770,654		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Service Class 2 R	8,727,750		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Service Class 2	7,743,874,715		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Service Class	1,378,221,780		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Initial Class	6,440,863,362		
1152	Variable Insurance Products Fund II	VIP: Growth Stock Portfolio: Investor Class	46,099,250		
1152	Variable Insurance Products Fund II	VIP: Growth Stock Portfolio: Service Class	476,029		
1152	Variable Insurance Products Fund II	VIP: Growth Stock Portfolio: Initial Class	12,581,486		
1152	Variable Insurance Products Fund II	VIP: Growth Stock Portfolio: Service Class 2	50,970,891		
1263	Variable Insurance Products Fund II	VIP: Value Leaders Portfolio: Investor Class	10,136,662		
1263	Variable Insurance Products Fund II	VIP: Value Leaders Portfolio: Service Class	306,796		
1263	Variable Insurance Products Fund II	VIP: Value Leaders Portfolio: Initial Class	5,516,800		
1263	Variable Insurance Products Fund II	VIP: Value Leaders Portfolio: Service Class 2	1,375,909		
1390	Variable Insurance Products Fund II	VIP: International Capital Appreciation Portfolio: Service	93,753		
1390	Variable Insurance Products Fund II	VIP: International Capital Appreciation Portfolio: Service	102,063		
1390	Variable Insurance Products Fund II	VIP: International Capital Appreciation Portfolio: Service	93,753		
1390	Variable Insurance Products Fund II	VIP: International Capital Appreciation Portfolio: Initial	18,324,249		
1390	Variable Insurance Products Fund II	VIP: International Capital Appreciation Portfolio: Service	1,475,503		
1390	Variable Insurance Products Fund II	VIP: International Capital Appreciation Portfolio: Initial	572,610		
1390	Variable Insurance Products Fund II	VIP: International Capital Appreciation Portfolio: Investo	40,250,365		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Initial Class	20,035,159		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Service Class 2	1,639,030		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Service Class	279,004		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Investor Class	64,874,111		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2021	Variable Insurance Products Fund II	VIP: Emerging Markets Portfolio: Service Class 2	4,018,483		
2021	Variable Insurance Products Fund II	VIP: Emerging Markets Portfolio: Initial Class	45,067,863		
2021	Variable Insurance Products Fund II	VIP: Emerging Markets Portfolio: Service Class 2 R	82,295		
2021	Variable Insurance Products Fund II	VIP: Emerging Markets Portfolio: Investor Class R	47,041,855		
2021	Variable Insurance Products Fund II	VIP: Emerging Markets Portfolio: Service Class	82,754		
2021	Variable Insurance Products Fund II	VIP: Emerging Markets Portfolio: Initial Class R	11,394,356		
				19,255,574,648	**2,500,000**
Variable Insurance Products Fu					
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Investor Class	95,721,945		
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Service Class	118,290,477		
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Initial Class	299,031,601		
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Service Class 2	285,871,465		
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Initial Clas	20,371,326		
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Investor Cl	35,927,913		
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Service Cla	346,504		
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Service Cla	18,587,410		
487	Variable Insurance Products Fund III	VIP: Growth Strategies Portfolio: Initial Class	5,025,641		
487	Variable Insurance Products Fund III	VIP: Growth Strategies Portfolio: Service Class 2	4,968,632		
487	Variable Insurance Products Fund III	VIP: Growth Strategies Portfolio: Investor Class	7,108,921		
487	Variable Insurance Products Fund III	VIP: Growth Strategies Portfolio: Service Class	175,847		
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Service Class 2	353,629,206		
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Initial Class	179,083,604		
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Service Class	3,548,426		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Investor Class	1,417,353,558		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Initial Class	122,085,960		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Service Class	143,417,135		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Service Class 2	72,416,012		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Investor Class	78,234,440		
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Investor Class	312,020,405		
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Service Class 2	5,339,610,850		
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Service Class	526,675,643		
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Initial Class	1,217,801,870		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio: Investor Class	77,933,170		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Initial Class	93,638,200		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Service Class	27,321,445		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Service Class 2	155,196,034		
				11,011,393,640	2,500,000

Variable Insurance Products Fu

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
154	Variable Insurance Products Fund IV	VIP: Technology Portfolio: Initial Class	60,737,228		
154	Variable Insurance Products Fund IV	VIP: Technology Portfolio: Investor Class	91,599,920		
155	Variable Insurance Products Fund IV	VIP: Energy Portfolio: Service Class 2	112,942,757		
155	Variable Insurance Products Fund IV	VIP: Energy Portfolio: Investor Class	92,565,395		
155	Variable Insurance Products Fund IV	VIP: Energy Portfolio: Initial Class	96,935,522		
156	Variable Insurance Products Fund IV	VIP: Health Care Portfolio: Investor Class	114,836,291		
156	Variable Insurance Products Fund IV	VIP: Health Care Portfolio: Initial Class	69,403,012		
160	Variable Insurance Products Fund IV	VIP: Utilities Portfolio: Investor Class	42,497,567		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
160	Variable Insurance Products Fund IV	VIP: Utilities Portfolio: Initial Class	25,977,458		
765	Variable Insurance Products Fund IV	VIP: Financial Services Portfolio: Initial Class	17,688,462		
765	Variable Insurance Products Fund IV	VIP: Financial Services Portfolio: Investor Class	30,974,823		
766	Variable Insurance Products Fund IV	VIP: Industrials Portfolio: Investor Class	49,529,864		
766	Variable Insurance Products Fund IV	VIP: Industrials Portfolio: Initial Class	31,852,948		
767	Variable Insurance Products Fund IV	VIP: Consumer Discretionary Portfolio: Initial Class	11,786,968		
767	Variable Insurance Products Fund IV	VIP: Consumer Discretionary Portfolio: Investor Class	26,950,034		
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Service Class	1,085,201		
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Initial Class	71,247,288		
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Investor Class	130,614,218		
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Service Class 2	147,352,020		
1839	Variable Insurance Products Fund IV	VIP: Consumer Staples Portfolio: Initial Class	24,185,265		
1839	Variable Insurance Products Fund IV	VIP: Consumer Staples Portfolio: Investor Class	90,095,029		
1841	Variable Insurance Products Fund IV	VIP: Materials Portfolio: Investor Class	50,434,858		
1841	Variable Insurance Products Fund IV	VIP: Materials Portfolio: Initial Class	25,028,112		
1843	Variable Insurance Products Fund IV	VIP: Telecommunications Portfolio: Initial Class	6,854,895		
1843	Variable Insurance Products Fund IV	VIP: Telecommunications Portfolio: Investor Class	11,532,651		
				1,434,707,786	1,250,000
		Grand Total for Greenbook Equity	746,580,594,376		58,025,000

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Aberdeen Street Trust					
369	Fidelity Aberdeen Street Trust	Fidelity Freedom Income Fund	2,235,281,176		
370	Fidelity Aberdeen Street Trust	Fidelity Freedom 2000 Fund	1,059,664,998		
371	Fidelity Aberdeen Street Trust	Fidelity Freedom 2010 Fund	6,061,758,466		
372	Fidelity Aberdeen Street Trust	Fidelity Freedom 2020 Fund	13,721,367,675		
373	Fidelity Aberdeen Street Trust	Fidelity Freedom 2030 Fund	10,567,719,877		
718	Fidelity Aberdeen Street Trust	Fidelity Freedom 2040 Fund	6,675,332,896		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class T	124,217,280		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Institutional Class	188,897,384		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class C	37,299,319		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class A	541,003,359		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class B	7,019,336		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Institutional Class	676,794,589		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class T	405,565,180		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class B	35,080,953		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class A	1,878,314,014		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class C	97,126,099		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Institutional Class	621,031,849		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class A	1,648,236,275		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class B	28,303,962		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class C	70,438,395		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class T	355,505,240		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class T	270,109,361		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class A	1,071,115,909		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class B	25,565,626		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class C	58,229,907		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Institutional Class	435,707,699		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class T	52,640,045		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class C	16,412,615		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Institutional Clas	72,442,657		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class B	2,496,895		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class A	179,038,327		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Institutional Class	61,539,900		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class A	200,219,648		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class B	1,383,450		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class T	24,246,114		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class C	7,796,406		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class B	18,689,279		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class C	70,937,739		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class T	217,323,246		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Institutional Class	421,939,116		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class A	1,161,986,878		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Institutional Class	587,958,849		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class A	1,706,936,985		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class B	24,065,348		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class C	71,150,611		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class T	291,849,811		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class A	1,182,584,577		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class C	40,547,843		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class B	18,441,610		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class T	193,417,352		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Institutional Class	458,884,721		
1312	Fidelity Aberdeen Street Trust	Fidelity Freedom 2005 Fund	718,907,961		
1313	Fidelity Aberdeen Street Trust	Fidelity Freedom 2015 Fund	6,532,530,129		
1314	Fidelity Aberdeen Street Trust	Fidelity Freedom 2025 Fund	8,012,934,685		
1315	Fidelity Aberdeen Street Trust	Fidelity Freedom 2035 Fund	5,469,230,043		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Institutional Class	220,051,791		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class B	3,537,925		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class C	11,750,744		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class T	79,911,760		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class A	483,861,756		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class A	327,601,944		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Institutional Class	164,288,281		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class C	14,747,818		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class B	5,337,497		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class T	78,066,300		
1617	Fidelity Aberdeen Street Trust	Fidelity Freedom 2045 Fund	2,374,977,464		
1618	Fidelity Aberdeen Street Trust	Fidelity Freedom 2050 Fund	1,995,161,750		
2171	Fidelity Aberdeen Street Trust	Fidelity Freedom K Income Fund	1,538,769,151		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2172	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2000 Fund	760,001,358		
2173	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2005 Fund	476,702,838		
2174	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2010 Fund	4,524,521,083		
2175	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2015 Fund	6,601,954,933		
2176	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2020 Fund	14,625,020,433		
2177	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2025 Fund	8,750,822,656		
2178	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2030 Fund	11,521,000,711		
2179	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2035 Fund	6,374,682,852		
2180	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2040 Fund	7,183,696,264		
2181	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2045 Fund	3,218,729,611		
2182	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2050 Fund	2,425,487,802		
2216	Fidelity Aberdeen Street Trust	Fidelity Freedom Index Income Fund: Class W	128,060,057		
2219	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2000 Fund: Class W	57,645,934		
2223	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2005 Fund: Class W	57,205,722		
2226	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2010 Fund: Class W	350,735,934		
2228	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2020 Fund: Class W	1,303,201,098		
2232	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2025 Fund: Class W	861,952,646		
2235	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2030 Fund: Class W	1,080,055,314		
2238	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2035 Fund: Class W	599,141,824		
2239	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2040 Fund: Class W	709,052,425		
2240	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2045 Fund: Class W	319,262,524		
2241	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2050 Fund: Class W	272,418,864		
2242	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2015 Fund: Class W	626,149,685		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2331	Fidelity Aberdeen Street Trust	Fidelity Freedom 2055 Fund	102,795,173		
2332	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2055 Fund	123,087,409		
2334	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2055 Fund: Class T	4,963,297		
2334	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2055 Fund: Institutional Class	10,585,460		
2334	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2055 Fund: Class C	611,003		
2334	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2055 Fund: Class A	22,207,520		
2338	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2055 Fund: Class W	20,959,025		
				157,125,995,300	2,500,000
Fidelity Advisor Series II					
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class C	20,749,241		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Institutional	42,835,807		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class T	38,531,239		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class B	3,290,019		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class A	60,721,593		
40	Fidelity Advisor Series II	Fidelity Mortgage Securities Fund	1,081,636,239		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Institutional Cl	100,283,588		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class A	191,525,471		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class T	254,069,500		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class C	68,684,045		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class B	4,854,081		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Institutional Cl	360,986,461		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class T	246,158,111		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class B	10,478,704		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class C	155,936,340		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class A	431,533,545		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class T	133,850,815		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Institutional	632,615,581		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class A	214,912,636		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class C	107,855,657		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class B	6,835,954		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class T	1,550,777,409		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class A	5,573,383,722		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class B	204,332,267		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class C	2,233,582,668		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Institutional Clas	2,756,849,307		
				16,487,270,000	**2,500,000**
Fidelity Advisor Series IV					
662	Fidelity Advisor Series IV	Fidelity Institutional Short-Intermediate Government Fun	490,136,184		
				490,136,184	**750,000**
Fidelity Boylston Street Trust					
2495	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager Income Fund	99,829		
2496	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2005 Fund	99,747		
2497	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2010 Fund	99,662		
2498	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2015 Fund	99,648		
2499	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2020 Fund	99,621		
2500	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2025 Fund	99,556		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2501	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2030 Fund	99,540		
2502	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2035 Fund	99,491		
2503	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2040 Fund	99,485		
2504	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2045 Fund	99,474		
2505	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2050 Fund	99,467		
2506	Fidelity Boylston Street Trust	Strategic Advisers Multi-Manager 2055 Fund	99,451		
				1,194,971	100,000
Fidelity California Municipal Tr					
91	Fidelity California Municipal Trust	Fidelity California Municipal Income Fund	1,841,532,833		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund: Clas	1,325,851		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund: Clas	24,196,024		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund: Clas	54,526,221		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund: Instit	32,586,278		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund: Clas	5,126,170		
1534	Fidelity California Municipal Trust	Fidelity California Short-Intermediate Tax-Free Bond Fun	790,308,406		
				2,749,601,783	1,900,000
Fidelity California Municipal Tr					
97	Fidelity California Municipal Trust II	Fidelity California Municipal Money Market Fund	6,196,340,083		
457	Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund: I	696,060,201		
457	Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund:	306,308		
457	Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund	408,906,169		
				7,301,612,761	2,500,000

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Central Investment Port					
1374	Fidelity Central Investment Portfolios I	Fidelity Tactical Income Central Fund	5,639,685,427		
1633	Fidelity Central Investment Portfolios I	Fidelity Corporate Bond 1-10 Year Central Fund	636,890,214		
1634	Fidelity Central Investment Portfolios I	Fidelity Mortgage Backed Securities Central Fund	14,842,546,146		
2398	Fidelity Central Investment Portfolios I	Fidelity Inflation-Protected Bond Index Central Fund	739,830,784		
				21,858,952,571	2,500,000
Fidelity Charles Street Trust					
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class B	4,006,645		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class C	23,811,536		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class A	62,000,726		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class T	23,136,629		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Institutional Class	16,994,197		
314	Fidelity Charles Street Trust	Fidelity Asset Manager 50%	6,866,856,686		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class B	7,195,479		
321	Fidelity Charles Street Trust	Fidelity Asset Manager 70%	2,803,096,197		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class T	42,118,639		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Institutional Class	29,736,404		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class C	38,010,819		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class A	121,264,606		
328	Fidelity Charles Street Trust	Fidelity Asset Manager 20%	4,735,692,507		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Institutional Class	31,825,672		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class T	20,181,984		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class C	23,151,580		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class B	2,680,910		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class A	47,531,997		
334	Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class A	26,885,386		
334	Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class C	13,561,051		
334	Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class T	13,888,471		
334	Fidelity Charles Street Trust	Fidelity Global Balanced Fund	474,300,664		
334	Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Institutional Clas	2,148,913		
334	Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class B	2,376,551		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class C	17,203,589		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class T	10,735,695		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Institutional Class	10,785,627		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class B	2,847,838		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class A	67,727,968		
347	Fidelity Charles Street Trust	Fidelity Asset Manager 85%	845,872,076		
1956	Fidelity Charles Street Trust	Fidelity Series Broad Market Opportunities Fund	5,480,344		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Institutional Class	2,286,736		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class A	11,783,065		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class C	8,353,428		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class B	1,124,522		
1957	Fidelity Charles Street Trust	Fidelity Asset Manager 30%: Retail Class	397,788,236		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class T	7,046,955		
1958	Fidelity Charles Street Trust	Fidelity Asset Manager 40%: Retail Class	372,911,076		
1958	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class C	7,026,267		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1958	Fidelity Charles Street Trus:	Fidelity Advisor Asset Manager 40%: Institutional Class	833,185		
1958	Fidelity Charles Street Trus:	Fidelity Advisor Asset Manager 40%: Class T	5,060,673		
1958	Fidelity Charles Street Trus:	Fidelity Advisor Asset Manager 40%: Class A	14,904,790		
1958	Fidelity Charles Street Trus:	Fidelity Advisor Asset Manager 40%: Class B	827,273		
1959	Fidelity Charles Street Trus:	Fidelity Advisor Asset Manager 60%: Class C	10,919,563		
1959	Fidelity Charles Street Trus:	Fidelity Asset Manager 60% - Retail Class	630,692,571		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Institutional Class	8,886,905		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class B	1,612,162		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class T	10,794,276		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class A	37,743,251		
				17,923,702,320	2,500,000

Fidelity Colchester Street Trust

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class III	409,691,656		
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class II	10,549,279		
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class I	2,392,980,013		
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Select Class	8,610,865		
57	Fidelity Colchester Street Trust	Government Portfolio: Class II	413,802,121		
57	Fidelity Colchester Street Trust	Government Portfolio: Class III	1,759,485,907		
57	Fidelity Colchester Street Trust	Government Portfolio: Select Class	852,397,842		
57	Fidelity Colchester Street Trust	Government Portfolio: Class I	24,916,465,630		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Select Class	383,107,249		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Class II	130,058,063		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Class I	25,652,100,042		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
59	Fidelity Colchester Street Trust	Fidelity Institutional Money Market Portfolio: Class F	1,920,164,776		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Class III	2,099,670,975		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Institutional Class	37,351,337,874		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class IV	24,722,815		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class I	8,861,833,012		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Select Class	167,016,934		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class II	350,555,721		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class III	440,588,133		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Institutional Class	32,459,674,214		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Select Class	1,686,498,743		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class I	12,198,044,224		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class IV	39,325,817		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class III	2,207,238,097		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class II	540,285,437		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class II	85,425,431		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Select Class	180,228,397		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class IV	493,578,201		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class III	2,947,811,358		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class I	10,818,714,784		
				171,801,963,610	2,500,000
Fidelity Court Street Trust					
407	Fidelity Court Street Trust	Fidelity Connecticut Municipal Income Fund	585,488,627		
416	Fidelity Court Street Trust	Fidelity New Jersey Municipal Income Fund	682,683,065		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				1,268,171,692	**1,250,000**
Fidelity Court Street Trust II					
417	Fidelity Court Street Trust II	Fidelity New Jersey Municipal Money Market Fund	2,447,213,580		
418	Fidelity Court Street Trust II	Fidelity Connecticut Municipal Money Market Fund	1,971,287,494		
423	Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market Fund:	67,185		
423	Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market Fund:	305,180,818		
423	Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market Fund	192,351,702		
				4,916,100,779	**2,500,000**
Fidelity Garrison Street Trust					
719	Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	890,034,033		
1619	Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	4,243,832,292		
2250	Fidelity Garrison Street Trust	Fidelity Commodity Strategy Central Fund	498,033,276		
				5,631,899,601	**2,500,000**
Fidelity Hereford Street Trust					
415	Fidelity Hereford Street Trust	Fidelity U.S. Treasury Money Market Fund	5,944,394,929		
454	Fidelity Hereford Street Trust	Fidelity Money Market Fund	3,102,657,685		
458	Fidelity Hereford Street Trust	Fidelity Government Money Market Fund	8,494,500,535		
				17,541,553,149	**2,500,000**
Fidelity Income Fund					
15	Fidelity Income Fund	Fidelity GNMA Fund	10,915,950,837		
54	Fidelity Income Fund	Fidelity Government Income Fund	4,113,898,016		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class B	19,218,537		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class A	367,133,998		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class C	96,816,853		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Institutional	308,739,656		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class T	302,061,725		
452	Fidelity Income Fund	Fidelity Intermediate Government Income Fund	1,096,814,153		
1111	Fidelity Income Fund	Fidelity Ultra-Short Bond Fund	305,195,796		
1111	Fidelity Income Fund	Fidelity Advisor Ultra-Short Bond Fund: Class T	3,363,920		
1111	Fidelity Income Fund	Fidelity Advisor Ultra-Short Bond Fund: Institutional Cla	9,188,283		
1111	Fidelity Income Fund	Fidelity Advisor Ultra-Short Bond Fund: Class A	16,120,769		
1158	Fidelity Income Fund	Fidelity Total Bond Fund	12,893,988,273		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class A	662,895,272		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class C	117,193,845		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class T	54,748,600		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Institutional Class	219,297,811		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class B	10,922,208		
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund: Institut	36,083		
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund: Class	820,624		
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund: Class	809,753		
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund: Class T	155,073		
1884	Fidelity Income Fund	Fidelity Income Replacement 2016 Fund: Retail Class	5,707,327		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund: Institut	419,988		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund: Class	717,729		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund: Class	418,519		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund: Class T	122,550		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1885	Fidelity Income Fund	Fidelity Income Replacement 2018 Fund: Retail Class	3,804,045		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund: Class T	185,515		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund: Institut	13,759		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund: Class	313,120		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund: Class	401,089		
1886	Fidelity Income Fund	Fidelity Income Replacement 2020 Fund: Retail Class	4,224,139		
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund: Class	28,586		
1887	Fidelity Income Fund	Fidelity Income Replacement 2022 Fund: Retail Class	4,268,643		
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund: Class T	696		
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund: Institut	3,502		
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund: Class	384,421		
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund: Class T	175,192		
1888	Fidelity Income Fund	Fidelity Income Replacement 2024 Fund: Retail Class	1,545,689		
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund: Institut	25,378		
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund: Class	108,146		
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund: Class	151,844		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund: Class	9,445		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund: Class T	75,012		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund: Institut	25,278		
1889	Fidelity Income Fund	Fidelity Income Replacement 2026 Fund: Retail Class	1,595,225		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund: Class	301,129		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund: Class	138,397		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund: Class	24,559		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1890	Fidelity Income Fund	Fidelity Income Replacement 2028 Fund: Retail Class	5,755,286		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund: Institut	25,243		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund: Class T	129,728		
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund: Class	87,576		
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund: Institut	25,224		
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund: Class	302,164		
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund: Class T	13,700		
1891	Fidelity Income Fund	Fidelity Income Replacement 2030 Fund: Retail Class	3,507,901		
1892	Fidelity Income Fund	Fidelity Income Repalcement 2032 Fund: Retail Class	4,047,035		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund: Class	54,087		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund: Institut	17,237		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund: Class	225,566		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund: Class T	24,461		
1893	Fidelity Income Fund	Fidelity Income Replacement 2034 Fund: Retail Class	2,270,998		
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund: Class T	24,325		
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund: Class	45,066		
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund: Class	18,552		
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund: Institut	127,160		
1894	Fidelity Income Fund	Fidelity Income Replacement 2036 Fund: Retail Class	3,115,807		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund: Class	22,939		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund: Class	175,169		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund: Class T	281,441		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund: Institut	631		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund: Class	53,152		
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund: Class	76,812		
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund: Class T	107,980		
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund: Institut	26,669		
1995	Fidelity Income Fund	Fidelity Income Replacement 2038 Fund	2,114,242		
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund: Class	25,560		
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund: Class T	138,753		
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund: Class	21,435		
1996	Fidelity Income Fund	Fidelity Income Replacement 2042 Fund	9,673,091		
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund: Institut	26,896		
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund: Institut	2,093		
2009	Fidelity Income Fund	Fidelity Income Replacement 2040 Fund	2,748,604		
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund: Class	7,508		
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund: Class	111,659		
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund: Class T	12,443		
				31,576,003,200	**2,500,000**
Fidelity Massachusetts Municipa					
70	Fidelity Massachusetts Municipal Trust	Fidelity Massachusetts Municipal Income Fund	2,546,783,221		
74	Fidelity Massachusetts Municipal Trust	Fidelity Massachusetts Municipal Money Market Fund	6,081,936,396		
426	Fidelity Massachusetts Municipal Trust	Fidelity Massachusetts AMT Tax-Free Money Market Fu	775,402,462		
426	Fidelity Massachusetts Municipal Trust	Fidelity Massachusetts AMT Tax-Free Money Market Fu	94,488		
426	Fidelity Massachusetts Municipal Trust	Fidelity Massachusetts AMT Tax-Free Money Market Fu	276,263,461		
				9,680,480,028	**2,500,000**

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Money Market Trust					
630	Fidelity Money Market Trust	Retirement Money Market Portfolio	14,775,380,559		
631	Fidelity Money Market Trust	Retirement Government Money Market Portfolio	4,121,069,734		
				18,896,450,293	**2,500,000**
Fidelity Municipal Trust					
37	Fidelity Municipal Trust	Fidelity Municipal Income Fund	6,782,708,861		
181	Fidelity Municipal Trust	Fidelity Michigan Municipal Income Fund	692,469,732		
182	Fidelity Municipal Trust	Fidelity Minnesota Municipal Income Fund	557,671,895		
188	Fidelity Municipal Trust	Fidelity Ohio Municipal Income Fund	646,053,874		
402	Fidelity Municipal Trust	Fidelity Pennsylvania Municipal Income Fund	486,963,744		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income Fu	92,271,755		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income Fu	24,620,472		
404	Fidelity Municipal Trust	Fidelity Short-Intermediate Municipal Income Fund	3,624,037,292		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income Fu	206,210,760		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income Fu	1,139,801		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income Fu	393,565,292		
				13,507,713,478	**2,500,000**
Fidelity Municipal Trust II					
401	Fidelity Municipal Trust II	Fidelity Pennsylvania Municipal Money Market Fund	786,972,836		
419	Fidelity Municipal Trust II	Fidelity Ohio Municipal Money Market Fund	1,240,071,788		
420	Fidelity Municipal Trust II	Fidelity Michigan Municipal Money Market Fund	977,709,455		
				3,004,754,079	**2,100,000**

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity New York Municipal Tr					
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund: Clas	52,296,143		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund: Clas	36,758,199		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund: Clas	3,150,281		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund: Clas	8,867,462		
71	Fidelity New York Municipal Trust	Fidelity New York Municipal Income Fund	1,952,033,997		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund: Insti	23,226,311		
				2,076,332,393	1,700,000
Fidelity New York Municipal Tr					
92	Fidelity New York Municipal Trust II	Fidelity New York Municipal Money Market Fund	5,561,250,884		
422	Fidelity New York Municipal Trust II	Fidelity New York AMT Tax-Free Money Market Fund	392,036,396		
422	Fidelity New York Municipal Trust II	Fidelity New York AMT Tax-Free Money Market Fund: I	713,275,594		
422	Fidelity New York Municipal Trust II	Fidelity New York AMT Tax-Free Money Market Fund:	1,597,291		
				6,668,160,165	2,500,000
Fidelity Newbury Street Trust					
58	Fidelity Newbury Street Trust	Treasury Fund: Capital Reserves Class	1,411,096,784		
58	Fidelity Newbury Street Trust	Treasury Fund: Daily Money Class	4,258,151,095		
58	Fidelity Newbury Street Trust	Treasury Fund: Advisor B Class	27,189,738		
58	Fidelity Newbury Street Trust	Treasury Fund: Advisor C Class	115,129,948		
83	Fidelity Newbury Street Trust	Prime Fund: Capital Reserves Class	10,291,706,061		
83	Fidelity Newbury Street Trust	Prime Fund: Daily Money Class	8,730,880,794		
84	Fidelity Newbury Street Trust	Tax-Exempt Fund: Capital Reserves Class	450,729,812		
84	Fidelity Newbury Street Trust	Tax-Exempt Fund: Daily Money Class	540,013,295		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
84	Fidelity Newbury Street Trust	Tax-Exempt Fund: Fidelity Tax-Free Money Market Fund	8,672,513,914		
				34,497,411,441	**2,500,000**
Fidelity Oxford Street Trust					
355	Fidelity Oxford Street Trust	Fidelity Four-in-One Index Fund	2,394,831,544		
				2,394,831,544	**1,700,000**
Fidelity Phillips Street Trust					
50	Fidelity Phillips Street Trust	Fidelity U.S. Government Reserves	2,453,465,104		
55	Fidelity Phillips Street Trust	Fidelity Cash Reserves	117,844,327,137		
				120,297,792,241	**2,500,000**
Fidelity Revere Street Trust					
693	Fidelity Revere Street Trust	Fidelity Cash Central Fund	39,382,719,932		
698	Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	4,609,334,719		
761	Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	12,073,874,318		
1335	Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	706,689,230		
				56,772,618,199	**2,500,000**
Fidelity Salem Street Trust					
26	Fidelity Salem Street Trust	Fidelity Advisor Investment Grade Bond Fund: Class B	6,173,965		
26	Fidelity Salem Street Trust	Fidelity Advisor Investment Grade Bond Fund: Class T	36,551,388		
26	Fidelity Salem Street Trust	Fidelity Investment Grade Bond Fund	6,218,337,034		
26	Fidelity Salem Street Trust	Fidelity Advisor Investment Grade Bond Fund: Class A	108,157,915		
26	Fidelity Salem Street Trust	Fidelity Advisor Investment Grade Bond Fund: Class C	42,545,108		
26	Fidelity Salem Street Trust	Fidelity Advisor Investment Grade Bond Fund: Institution	453,889,297		
32	Fidelity Salem Street Trust	Fidelity Intermeciate Bond Fund	4,067,054,744		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
85	Fidelity Salem Street Trust	Money Market Portfolio	5,854,208,361		
450	Fidelity Salem Street Trust	Fidelity Short-Term Bond Fund: Class F	1,371,297,038		
450	Fidelity Salem Street Trust	Fidelity Short-Term Bond Fund	7,199,408,237		
634	Fidelity Salem Street Trust	Fidelity Tax-Free Bond Fund	2,480,516,071		
651	Fidelity Salem Street Trust	Spartan U.S. Bond Index Fund: Investor Class	6,227,679,630		
651	Fidelity Salem Street Trust	Spartan U.S. Bond Index Fund: Fidelity Advantage Institu	893,185,819		
651	Fidelity Salem Street Trust	Spartan U.S. Bond Index Fund: Institutional Class	3,210,780,848		
651	Fidelity Salem Street Trust	Spartan U.S. Bond Index Fund: Fidelity Advantage Class	4,402,604,453		
651	Fidelity Salem Street Trust	Spartan U.S. Bond Index Fund: Class F	1,552,683,609		
1104	Fidelity Salem Street Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class A	270,384,883		
1104	Fidelity Salem Street Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class B	23,798,368		
1104	Fidelity Salem Street Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class T	64,398,181		
1104	Fidelity Salem Street Trust	Fidelity Inflation-Protected Bond Fund	3,052,423,871		
1104	Fidelity Salem Street Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class C	193,100,428		
1104	Fidelity Salem Street Trust	Fidelity Advisor Inflation-Protected Bond Fund: Institutio	228,770,131		
1329	Fidelity Salem Street Trust	Fidelity Advisor Strategic Dividend & Income Fund: Clas	362,603,390		
1329	Fidelity Salem Street Trust	Fidelity Advisor Strategic Dividend & Income Fund: Clas	13,639,198		
1329	Fidelity Salem Street Trust	Fidelity Advisor Strategic Dividend & Income Fund: Clas	142,432,785		
1329	Fidelity Salem Street Trust	Fidelity Advisor Strategic Dividend & Income Fund: Clas	125,746,359		
1329	Fidelity Salem Street Trust	Fidelity Advisor Strategic Dividend & Income Fund: Insti	161,057,760		
1329	Fidelity Salem Street Trust	Fidelity Strategic Dividend & Income Fund	2,238,284,979		
1505	Fidelity Salem Street Trust	Fidelity Strategic Real Return Fund	667,476,448		
1505	Fidelity Salem Street Trust	Fidelity Advisor Strategic Real Return Fund: Class B	5,435,498		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1505	Fidelity Salem Street Trust	Fidelity Advisor Strategic Real Return Fund: Class C	97,880,851		
1505	Fidelity Salem Street Trust	Fidelity Advisor Strategic Real Return Fund: Class T	30,343,916		
1505	Fidelity Salem Street Trust	Fidelity Advisor Strategic Real Return Fund: Institutional	349,278,392		
1505	Fidelity Salem Street Trust	Fidelity Advisor Strategic Real Return Fund: Class A	222,871,881		
1560	Fidelity Salem Street Trust	Spartan Short-Term Treasury Bond Index Fund: Fidelity	660,117,283		
1560	Fidelity Salem Street Trust	Spartan Short-Term Treasury Bond Index Fund: Investor	179,310,424		
1561	Fidelity Salem Street Trust	Spartan Intermediate Treasury Bond Index Fund: Fidelity	954,376,097		
1561	Fidelity Salem Street Trust	Spartan Intermediate Treasury Bond Index Fund: Investor	446,821,083		
1562	Fidelity Salem Street Trust	Spartan Long-Term Treasury Bond Index Fund: Fidelity	295,011,699		
1562	Fidelity Salem Street Trust	Spartan Long-Term Treasury Bond Index Fund: Investor	187,235,861		
1960	Fidelity Salem Street Trust	Fidelity Advisor Global Strategies Fund: Class A	63,450,515		
1960	Fidelity Salem Street Trust	Fidelity Global Strategies Fund	228,674,537		
1960	Fidelity Salem Street Trust	Fidelity Advisor Global Strategies Fund: Class T	32,217,007		
1960	Fidelity Salem Street Trust	Fidelity Advisor Global Strategies Fund: Class B	4,236,709		
1960	Fidelity Salem Street Trust	Fidelity Advisor Global Strategies Fund: Institutional Cla	37,586,776		
1960	Fidelity Salem Street Trust	Fidelity Advisor Global Strategies Fund: Class C	51,045,424		
2114	Fidelity Salem Street Trust	Fidelity Series Investment Grade Bond Fund: Class F	10,996,768,483		
2114	Fidelity Salem Street Trust	Fidelity Series Investment Grade Bond Fund	13,653,367,815		
2208	Fidelity Salem Street Trust	Fidelity Advisor Corporate Bond Fund: Class A	44,714,739		
2208	Fidelity Salem Street Trust	Fidelity Corporate Bond Fund	667,356,897		
2208	Fidelity Salem Street Trust	Fidelity Advisor Corporate Bond Fund: Institutional Class	49,441,304		
2208	Fidelity Salem Street Trust	Fidelity Advisor Corporate Bond Fund: Class C	25,541,397		
2208	Fidelity Salem Street Trust	Fidelity Advisor Corporate Bond Fund: Class T	9,256,431		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2213	Fidelity Salem Street Trust	Fidelity Series Inflation-Protected Bond Index Fund	4,347,304,292		
2213	Fidelity Salem Street Trust	Fidelity Series Inflation-Protected Bond Index Fund: Clas	3,691,885,942		
2215	Fidelity Salem Street Trust	Fidelity Series Global ex U.S. Index Fund	1,160,662,505		
2267	Fidelity Salem Street Trust	Fidelity Conservative Income Bond Fund	1,033,443,026		
2267	Fidelity Salem Street Trust	Fidelity Conservative Income Bond Fund: Institutional Cl	1,271,703,228		
2278	Fidelity Salem Street Trust	Fidelity Series Commodity Strategy Fund: Series Class	5,474,624,793		
2278	Fidelity Salem Street Trust	Fidelity Series Commodity Strategy Fund: Class F	5,081,197,637		
2280	Fidelity Salem Street Trust	Fidelity Commodity Strategy Fund	377,975,398		
2312	Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2015 Fund: Class A	5,366,336		
2312	Fidelity Salem Street Trust	Fidelity Municipal Income 2015 Fund	53,552,688		
2312	Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2015 Fund: Institution	5,439,945		
2315	Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2017 Fund: Institution	4,844,402		
2315	Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2017 Fund: Class A	4,978,351		
2315	Fidelity Salem Street Trust	Fidelity Municipal Income 2017 Fund	35,036,928		
2318	Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2019 Fund: Class A	8,524,788		
2318	Fidelity Salem Street Trust	Fidelity Municipal Income 2019 Fund	20,297,489		
2318	Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2019 Fund: Institution	6,702,387		
2321	Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2021 Fund: Class A	9,252,324		
2321	Fidelity Salem Street Trust	Fidelity Advisor Municipal Income 2021 Fund: Institution	6,577,338		
2321	Fidelity Salem Street Trust	Fidelity Municipal Income 2021 Fund	24,002,998		
2341	Fidelity Salem Street Trust	Spartan Emerging Markets Index Fund - Fidelity Advanta	87,248		
2341	Fidelity Salem Street Trust	Spartan Emerging Markets Index Fund - Investor Class	50,101,238		
2341	Fidelity Salem Street Trust	Spartan Emerging Markets Index Fund - Fidelity Advanta	67,917,933		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2341	Fidelity Salem Street Trust	Spartan Emerging Markets Index Fund - Institutional Clas	662,651		
2345	Fidelity Salem Street Trust	Spartan Global ex U.S. Index Fund - Fidelity Advantage	84,146,078		
2345	Fidelity Salem Street Trust	Spartan Global ex U.S. Index Fund - Institutional Class	22,999,150		
2345	Fidelity Salem Street Trust	Spartan Global ex U.S. Index Fund - Fidelity Advantage I	123,920		
2345	Fidelity Salem Street Trust	Spartan Global ex U.S. Index Fund - Investor Class	30,429,876		
2349	Fidelity Salem Street Trust	Spartan Mid Cap Index Fund - Investor Class	16,198,266		
2349	Fidelity Salem Street Trust	Spartan Mid Cap Index Fund - Fidelity Advantage Class	59,936,717		
2349	Fidelity Salem Street Trust	Spartan Mid Cap Index Fund - Institutional Class	35,325,277		
2349	Fidelity Salem Street Trust	Spartan Mid Cap Index Fund - Fidelity Advantage Institut	113,417		
2353	Fidelity Salem Street Trust	Spartan Real Estate Index Fund - Fidelity Advantage Clas	43,326,673		
2353	Fidelity Salem Street Trust	Spartan Real Estate Index Fund - Institutional Class	138,813		
2353	Fidelity Salem Street Trust	Spartan Real Estate Index Fund - Investor Class	29,198,628		
2356	Fidelity Salem Street Trust	Spartan Small Cap Index Fund - Investor Class	26,646,368		
2356	Fidelity Salem Street Trust	Spartan Small Cap Index Fund - Fidelity Advantage Instit	111,694		
2356	Fidelity Salem Street Trust	Spartan Small Cap Index Fund - Fidelity Advantage Class	60,032,224		
2356	Fidelity Salem Street Trust	Spartan Small Cap Index Fund - Institutional Class	24,349,757		
2415	Fidelity Salem Street Trust	Spartan Inflation-Protected Bond Index Fund - Investor C	9,532,372		
2415	Fidelity Salem Street Trust	Spartan Inflation-Protected Bond Index Fund - Fidelity A	2,585,018		
2415	Fidelity Salem Street Trust	Spartan Inflation-Protected Bond Index Fund - Institution	2,584,692		
2415	Fidelity Salem Street Trust	Spartan Inflation-Protected Bond Index Fund - Fidelity A	27,071,677		
				104,178,523,799	2,500,000

Fidelity School Street Trust

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
36	Fidelity School Street Trust	Fidelity Intermediate Municipal Income Fund	4,568,222,892		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund: Cl	81,095,541		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund: Cl	131,742,180		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund: Cl	2,975,760		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund: In	327,071,137		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund: Cl	20,193,828		
368	Fidelity School Street Trust	Fidelity Strategic Income Fund	10,493,223,928		
2423	Fidelity School Street Trust	Fidelity Global Bond Fund - Retail Class	97,456,515		
2423	Fidelity School Street Trust	Fidelity Advisor Global Bond Fund - Class C	2,995,545		
2423	Fidelity School Street Trust	Fidelity Advisor Global Bond Fund - Class T	2,672,770		
2423	Fidelity School Street Trust	Fidelity Advisor Global Bond Fund - Class A	3,036,418		
2423	Fidelity School Street Trust	Fidelity Advisor Global Bond Fund - Institutional Class	2,581,681		
2428	Fidelity School Street Trust	Fidelity Advisor International Bond Fund: Institutional Cl	2,617,808		
2428	Fidelity School Street Trust	Fidelity International Bond Fund: Retail Class	72,848,804		
2428	Fidelity School Street Trust	Fidelity Advisor International Bond Fund: Class A	2,768,629		
2428	Fidelity School Street Trust	Fidelity Advisor International Bond Fund: Class T	2,826,940		
2428	Fidelity School Street Trust	Fidelity Advisor International Bond Fund: Class C	2,796,984		
				15,817,127,360	**2,500,000**
Fidelity Union Street Trust					
429	Fidelity Union Street Trust	Fidelity Maryland Municipal Income Fund	246,488,618		
434	Fidelity Union Street Trust	Fidelity Arizona Municipal Income Fund	191,291,674		
				437,780,292	**750,000**
Fidelity Union Street Trust II					
10	Fidelity Union Street Trust II	Fidelity Municipal Money Market Fund	28,641,933,298		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
433	Fidelity Union Street Trust II	Fidelity Arizona Municipal Money Market Fund	416,404,870		
460	Fidelity Union Street Trust II	Fidelity AMT Tax-Free Money Fund	1,071,689,640		
				30,130,027,808	2,500,000
Variable Insurance Products Fu					
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio: Investor Class	894,996,553		
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio: Service Class 2	157,602,064		
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio	889,228,278		
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio: Service Class	114,615,214		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Investor Class	37,578,408		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Service Class	3,541,146		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Service Class 2	3,739,141		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Initial Class	116,309,739		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Service Class	288,537,463		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio	1,150,793,960		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Service Class 2	1,200,578,080		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Investor Class	744,210,390		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Initial Class	1,114,371,947		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Service Class	8,427,509		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Service Class 2	30,039,714		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Investor Class	111,858,492		
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Service Class	974,839		
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Service Class 2	41,247,697		
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Initial Class	165,917,973		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Investor Class	1,086,284,165		
1417	Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Service Class 2	6,482,438		
1417	Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Service Class	2,489,545		
1417	Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Initial Class	14,087,580		
1420	Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Service Class	179,467		
1420	Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Service Class 2	250,549		
1420	Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Initial Class	5,981,703		
1423	Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Service Class 2	168,030,678		
1423	Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Service Class	23,608,740		
1423	Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Initial Class	27,786,758		
1426	Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Initial Class	36,447,931		
1426	Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Service Class	6,644,726		
1426	Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Service Class 2	60,682,271		
1429	Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Initial Class	58,221,783		
1429	Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Service Class 2	521,212,999		
1429	Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Service Class	45,729,600		
1432	Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Initial Class	17,826,581		
1432	Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Service Class	16,702,378		
1432	Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Service Class 2	32,975,521		
1435	Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Service Class	32,276,577		
1435	Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Initial Class	39,383,496		
1435	Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Service Class 2	94,295,485		
1492	Variable Insurance Products Fund V	VIP: Freedom Lifetime Income I Portfolio: Investor Class	12,037,207		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1493	Variable Insurance Products Fund V	VIP: Freedom Lifetime Income II Portfolio: Investor Clas	19,722,737		
1494	Variable Insurance Products Fund V	VIP: Freedom Lifetime Income III Portfolio: Investor Cla	8,319,409		
1495	Variable Insurance Products Fund V	VIP: Investor Freedom 2005 Portfolio: Investor Class	14,096,691		
1496	Variable Insurance Products Fund V	VIP: Investor Freedom 2010 Portfolio: Investor Class	54,628,938		
1497	Variable Insurance Products Fund V	VIP: Investor Freedom 2015 Portfolio: Investor Class	79,016,444		
1498	Variable Insurance Products Fund V	VIP: Investor Freedom 2020 Portfolio: Investor Class	123,657,414		
1499	Variable Insurance Products Fund V	VIP: Investor Freedom 2025 Portfolio: Investor Class	71,398,995		
1501	Variable Insurance Products Fund V	VIP: Investor Freedom 2030 Portfolio: Investor Class	67,345,319		
1502	Variable Insurance Products Fund V	VIP: Investor Freedom Income Portfolio: Investor Class	38,526,730		
1584	Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Service Class 2	1,273,552		
1584	Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Service Class	70,548		
1584	Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Investor Class	650,780,946		
1587	Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Investor Class	1,343,440,896		
1587	Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Service Class 2	81,784,168		
1587	Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Service Class	72,053		
1590	Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Service Class	76,972		
1590	Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Investor Class	622,867,885		
1590	Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Service Class 2	5,034,935		
1593	Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Service Class 2	4,809,111		
1593	Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Service Class	149,405		
1593	Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Investor Class	226,569,706		
1880	Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Service Class	66,054		
1880	Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Service Class 2	254,845,265		

FIDELITY 17g CALCULATION (as of 03/31/2013)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1880	Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Investor Class	5,276,118,609		
2159	Variable Insurance Products Fund V	VIP: Freedom 2035 Portfolio: Service Class 2	805,957		
2159	Variable Insurance Products Fund V	VIP: Freedom 2035 Portfolio: Service Class	104,774		
2159	Variable Insurance Products Fund V	VIP: Freedom 2035 Portfolio: Initial Class	128,350		
2162	Variable Insurance Products Fund V	VIP: Freedom 2040 Portfolio: Service Class 2	579,681		
2162	Variable Insurance Products Fund V	VIP: Freedom 2040 Portfolio: Service Class	4,809,334		
2162	Variable Insurance Products Fund V	VIP: Freedom 2040 Portfolio: Initial Class	3,422,151		
2165	Variable Insurance Products Fund V	VIP: Freedom 2045 Portfolio: Service Class 2	485,503		
2165	Variable Insurance Products Fund V	VIP: Freedom 2045 Portfolio: Service Class	134,001		
2165	Variable Insurance Products Fund V	VIP: Freedom 2045 Portfolio: Initial Class	135,877		
2168	Variable Insurance Products Fund V	VIP: Freedom 2050 Portfolio: Initial Class	441,372		
2168	Variable Insurance Products Fund V	VIP: Freedom 2050 Portfolio: Service Class	489,727		
2168	Variable Insurance Products Fund V	VIP: Freedom 2050 Portfolio: Service Class 2	390,042		
				18,340,786,336	2,500,000
		Grand Total for Greenbook Fixed Income	893,374,947,377		62,750,000
		Grand Total	1,654,824,203,521		123,275,000

Premium Payment Statement

I, Jason Duffy, Vice President, Insurance & Risk Management, do hereby attest that the following statement is true and accurate:

The Investment Company Bond coverage for the mutual funds is effective and premiums have been paid for the period July 1, 2012 – June 30, 2013.

Jason Duffy
Vice President, Insurance & Risk Management
FMR LLC

5·7·2013
Date

FIDELITY BOND INSURANCE RECOVERY AGREEMENT

This Fidelity Bond Insurance Recovery Allocation Agreement, dated 4-2-07 (the "Agreement"), by each "Fund" as defined in the Policies referred to below (the "Fund Insureds"), and any past, present or future duly elected or appointed director, officer, trustee (other than a bankruptcy or liquidator's trustee), observer, governor, management committee member, member of a Board of Managers or a management board, or members of a Board of Directors, or, if operating outside the United States, any past, present and future person in a duly elected or appointed position that is equivalent to a position listed above (collectively, the "Executives").

WITNESSETH:

WHEREAS, the Fund Insureds and the Executives are and will be named as joint insureds on one or more insurance policies that provide combined coverage for (i) professional liability: (ii) directors & officers liability and (iii) fidelity bond ("Bond") ((i), (ii) and (iii) (collectively referred to herein as the "Policies);

WHEREAS, Rule 17g-1 under the 1940 Act ("Rule 17g-1") requires that in the case of a joint Bond there shall be an agreement among all insureds to the effect that in the event recovery is received under such a Bond as a result of a loss sustained by a registered management investment company and one or more other insureds, the registered management investment company shall receive an equitable and proportionate share of the recovery, at least equal to the amount which it would have received had it provided and maintained a single insured Bond with the minimum coverage required by Rule 17g-1(d)(1);

NOW, THEREFORE, the parties agree, subject to the terms and conditions of the Policies, as follows:

1. Allocation of Recovery of Bond Claims Among Fund Insureds.

(a) Each individual Fund Insured (series or separate portfolios of a Fund Insured shall be treated as if it were an individual Fund Insured) shall initially receive not less than the lesser of an amount of the recovery equal to the amount of the minimum amount of Bond coverage each individual Fund Insured would have been required to maintain as of the date any such loss is sustained under a single insurance Bond as required by Rule 17g-1(d)(1) or the amount of the actual losses of each individual Fund Insured.

(b) Each individual Fund Insured seeking recovery amounts from the Insurer(s) in excess of the minimum amount of Bond coverage it would have been required to maintain as of the date any such loss is sustained under a single Bond as required by Rule 17g-1(d)(1) shall recover such excess amounts in full as long as the

retaining aggregate policy limit is sufficient to provide all other Fund Insureds with the minimum amount of Bond coverage as required by Rule 17g-1(d)(1). If multiple Fund Insureds seek recovery amounts from the insurer(s) in excess of their respective minimum coverages, as required by Rule 17g-1(d)(1), and the remaining aggregate Bond limit is not sufficient to pay all such amounts in full, such Fund Insureds shall share in any remaining amount of available aggregate Bond limit on the basis of the minimum amount of insurance coverage that each individual Fund Insured would have been required to maintain as of the date any such loss is sustained as required by Rule 17g-1(d)(1) as a percentage of the total amount of minimum insurance coverage required by Rule 17g-1(d)(1) for all Fund Insureds seeking claim recovery amounts in excess of the minimum amount of insurance coverage required pursuant to Rule 17g-1(d)(1), provided, of course, that no Fund Insured recovers more than its actual losses.

(c) The allocation of recovery among Fund Insureds shall be subject to the requirements of Rule 17g 1, including maintaining the minimum amount of insurance coverage for each individual Fund Insured.

2. Notice. Notice is hereby given that the obligations of this Agreement are not binding upon any such Executive or shareholder individually, but are binding only upon the assets and the property of each Insured Fund's respective portfolios.

3. Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto, with respect to the subject matter hereof, and accordingly, supercedes, as of the date of this Agreement, any other agreement heretofore in effect among the parties.

4. In all instances this agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, in each case without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered 4-3-04.

Fund Insureds

By: Christine Raynolds
Title: Treasurer

CHARTIS

Executive Liability Value Proposition

Why Choose Chartis for your Executive Liability Coverage needs?

UNDERWRITING EXPERTISE & MARKET DEDICATION

- Named the #1 provider of Directors & Officers insurance and Employment Practices Liability insurance [1]
- More than four decades of experience and commitment to the market, offering stable, high-limit capacity with a diverse appetite for risk
- Broad and innovative product offering, including unrivaled international capabilities via our Passport platform
- Ongoing pursuit of outstanding client service through continuous dialogue and client feedback response
- Over 350 dedicated underwriting professionals with an average of 10 years of industry experience
- A dedicated legal staff skilled in developing manuscript solutions tailored to client coverage needs
- Regional offices provide local underwriting presence and authority, delivering expertise and solutions across all lines of business
- Specialized underwriting and claims units focused on key segments, including Errors and Omissions, Financial Institutions, Fidelity and Private and Non-Profit
- Large geographic footprint that benefits companies doing business in multiple international jurisdictions
- Nearly 20,000 unique policyholders[2]

SUPERIOR CLAIMS MANAGEMENT

- We have a claims staff of 300 who manage 30,000 new claims per year, averaging 2,250 new claims per month
- Our claims management team has an average of 15 years of industry experience for management
- Total payments made by Executive Liability on behalf of its insureds in 2009 totaled more than $1.9 billion
- Resolved claims exceeding $9 million in value have increased over 850 percent since 1996 [3]
- The top 25 claims paid by Executive Liability in 2009 totaled over $300 million

CHARTIS FINANCIAL SNAP-SHOT

- Chartis U.S. Policyholder Surplus is $28 billion[4] (increased 58% from 12/31/05 to 12/31/09)
- In 2009, Chartis companies wrote in excess of $40 billion gross written premiums worldwide
- Chartis has ample resources to pay policyholder claims, paying $71 million in claims worldwide every business day in 2009
- Objective sources confirm our company's strong financial standing. From rating agencies to broker assessments, metrics in the insurance industry indicate that Chartis remains one of the most financially secure insurance organizations
- Our financial strength combined with our experience, global reach and broad range of product and service offerings, solve the insurance needs of 40 million clients worldwide

STAYING POWER

Our consistent market leadership and commitment has lasted for more than four decades, while other carriers shift their focus and support from year-to-year. Our global underwriting capacity, philosophy and expertise-coupled with our local presence-enables Executive Liability to assess the most complex risks and respond rapidly when unforeseen events occur.

1 The Risk and Insurance Management Society 2009 Benchmark Survey http://www.rims.org/resources/BenchmarkSurvey/Pages/default.aspx.
2 Does not include Programs or Small Business accounts.
3 NERA Economic Consulting.
4 Year ended December 31, 2009.

INNOVATIVE SOLUTIONS

Management Liability

Executive Edge℠: Primary public company D&O coverage with market leading features, including advancement of covered loss for directors and officers when the company fails or refuses to indemnify for any reason, worldwide investigation and inquiry coverage and a simplified "entity vs. insured" exclusion in place of the "insured vs. insured" exclusion.

Executive Shield: Follow form excess Side-A Directors & Officers Liability Insurance with Difference In Conditions coverage that is distinct from other Side-A DIC policies. The policy provides individual directors and officers with the coverage they need to protect themselves and their assets when facing a claim.

PrivateEdge Plus: A flexible modular package that offers market-leading management and professional liability coverage for private companies of any size. Choose one or combine multiple coverage options to customize a comprehensive program that meets specific business needs.

Not-for-Profit-Risk-Protector®: A flexible modular package policy designed to help non-profit organization clients manage their management liability and other liability risks. Choose one or combine multiple coverage options to customize a comprehensive program that meets specific business needs. The policy is available to all non-profit organizations regardless of revenue, asset size or employee count.

Public Entity Plan and Trustee Protector: A policy that protects individuals who manage governmental entity employee benefit plans from fiduciary liability exposures.

Financial Institutions Risk Protector®: A modular package of management and professional liability coverages for private and public financial institutions. Coverages can be bundled into one policy to provide flexible protection tailored for a financial institution's full spectrum of management and professional liability risks.

Excess Edge℠: Follow form excess management and professional liability coverage that reduces the administrative burden facing brokers and their clients when placing excess insurance for directors and officers liability, employment practices liability, fiduciary liability, errors and omissions liability, and other executive liability exposures.

Professional Liability

Specialty Risk Protector®: A modular package of professional liability and data network security coverages for all types of businesses. Businesses can bundle multiple lines of coverage into one policy.

Corporate Counsel Premier®: Provides general counsel and other in-house attorneys employed by public and private companies with coverage for claims alleging professional malpractice.

Lawyers Professional Liability Program: This admitted program provides broad coverage for attorneys and includes crisis management coverage to help mitigate damage to a law firm's reputation.

Personal Identity Coverage: Enables organizations to extend expert assistance and financial relief to employees, customers or members who are victims of identity theft. This innovative program combines extensive recovery support as well as reimbursement of costs related to a theft incident.

Value Added Services

Passport: State-of-the-market approach for multinationals to secure locally-admitted insurance that is in sync with local requirements and customs, and written in local language worldwide.

EPL Pak® Premier: The Employment Practices Liability Loss Prevention Pack offered through Jackson Lewis, LLP, helps insureds proactively mitigate employment practices exposures. The program includes both training programs that help instill proper employment practices within an organization and resources to keep employers informed of changing statutes, regulations and court decisions shaping the employment landscape.

CrisisFund®: Built-in crisis management enhancement provides policyholders with professional support, including a 24-hour hotline with access to claims specialists, and immediate funds in the event of a serious crisis. Up to $250,000 of additional policy limits available to cover immediate expenses and an additional $50,000 limit to retain the services of a public relations or crisis management firm.

Fidelity Research and Investigative Settle Clause (FRISC): A unique provision in Fidelity policies that allows the insured to select an investigative specialist or forensic accountant to determine the facts of the case and quantify the loss. This sets the stage for an efficient, cooperative loss investigation and settlement process that can save the insured time and money. Even if the loss is ultimately determined to not be covered under the policy, the insurer still pays half of the investigation expenses.

eDiscovery Solutions: A litigation-management tool devised to create a strategy to handle the collection of electronically stored information throughout litigation.

Panel Counsel: Comprised of some of the nation's premier litigators who specialize in defending securities, employment practices, fiduciary liability and technology litigation. Participating law firms have a proven record of achieving litigation success while maximizing litigation efficiency. Consistent superior performance is required to maintain a position on the panel.

For more information about Executive Liability, please contact us at **executiveliability@chartisinsurance.com** or visit **www.chartisinsurance.com**.

CHARTIS
Your world, insured

POLICYHOLDER NOTICE

Thank you for purchasing insurance from the Chartis companies. Chartis insurance companies generally pay compensation to brokers and independent agents, and may have paid compensation in connection with your policy. You can review and obtain information about the nature and range of compensation paid by Chartis insurance companies to brokers and independent agents in the United States by visiting our website at www.chartisinsurance.com/producercompensation or by calling 1-800-706-3102.

CHARTIS

National Union Fire Insurance Company of Pittsburgh, Pa.

A capital stock company

POLICY NUMBER: 02-306-70-15 REPLACEMENT OF POLICY NUMBER: 02-000-85-50

FMR FUNDS CONCENTRIC CUSTOM BOND

NOTICE: COVERAGE UNDER COVERAGE SECTIONS I AND II IS CLAIMS MADE. THE COVERAGE OF THIS BOND IS GENERALLY LIMITED TO LIABILITY FOR ONLY THOSE CLAIMS THAT ARE FIRST MADE AGAINST THE INSUREDS DURING THE BOND PERIOD AND REPORTED IN WRITING TO THE INSURER PURSUANT TO THE TERMS HEREIN. PLEASE READ THIS BOND CAREFULLY AND REVIEW ITS COVERAGE WITH YOUR INSURANCE AGENT OR BROKER. AMOUNTS INCURRED FOR LEGAL DEFENSE SHALL REDUCE THE LIMIT OF LIABILITY AVAILABLE TO PAY JUDGMENTS OR SETTLEMENTS, AND SHALL BE APPLIED AGAINST THE RETENTION AMOUNT. THE INSURER DOES NOT ASSUME ANY DUTY TO DEFEND.

DECLARATIONS

ITEM 1.	**NAMED INSURED:**	**ALL FIDELITY FUNDS** (as defined in this bond).
	MAILING ADDRESS:	**C/O FMR LLC** **82 DEVONSHIRE STREET, F3D** **BOSTON, MA 02109-3614**
ITEM 2.	**BOND PERIOD:**	From: **July 1, 2012** To: **July 1, 2013** (12:01 A.M. standard time at the address stated in Item 1.)
ITEM 3.	**COVERAGE DESCRIPTION**	Financial Institution Bond
ITEM 4.	**LIMIT OF LIABILITY:**	**$15,000,000** Single Loss Limit **$15,0000,000** in the aggregate
ITEM 5.	**RETENTION**	**$400,000** (each loss) or such lesser amount required under the Investment Company Act of 1940. Except Insuring Agreement 1 which maintains a $0 Retention
ITEM 6	**PREMIUM:**	**$107,008**

IN WITNESS WHEREOF, the **Insurer** has caused this Policy to be signed by its President, Secretaryand Authorized Representative. This Policy shall not be valid unless signed below at the time ofissuance by an authorized representative of the insurer.

PRESIDENT
National Union Fire Insurance Company of Pittsburgh, Pa.

SECRETARY
National Union Fire Insurance Company of Pittsburgh, Pa.

AUTHORIZED REPRESENTATIVE

COUNTERSIGNED AT	**DATE**	**COUNTERSIGNATURE**

WILLIS OF MASSACHUSETTS INC.
THREE COPLEY PLACE
SUITE 300
BOSTON, MA 02116-6501

1119824

In consideration of the payment of the premium, and in reliance upon the Application made to American International Specialty Lines Insurance Company (herein called the "Insurer"), the Insurer agrees as follows:

1. **INSURING AGREEMENTS**

A. FIDELITY

This bond shall pay loss which is discovered during the Bond Period resulting directly from dishonest or fraudulent acts including but not limited to larceny or embezzlement committed by an Employee acting alone or in collusion with others. Such dishonest or fraudulent acts must be committed by the Employee with the intent:

(1) to cause the Company to sustain such loss; or

(2) to obtain financial benefit for the Employee or another person or entity acting in collusion with the Employee.

Notwithstanding the foregoing, however, it is agreed that with regards to Loans and/or Trading, this bond covers only loss resulting directly from dishonest or fraudulent acts committed by an Employee with the intent to realize a financial benefit and which actually results in such a financial benefit for the Employee. Also notwithstanding the foregoing, where the proceeds of a fraud perpetrated by an Employee arising from Loans and/or Trading are actually received by persons with whom the Employee was acting in collusion, but said Employee fails to derive a financial benefit therefrom, such a loss will nevertheless be covered hereunder as if the Employee has obtained such benefit p rovided the Company established that the Employee intended to participate therein.

As used throughout this Insuring Agreement, "financial benefit" does not include any salaries, commissions, fees, bonuses, promotions, awards, profit sharing, pensions or other employee benefits if earned in the normal course of employment except such may be used in determining intent.

B. ON PREMISES

This bond covers loss of Property resulting directly from:

(1) robbery, burglary, misplacement, mysterious unexplainable disappearance and damage thereto or destruction thereof; or

(1) theft, False Pretense, common- law or statutory larceny, committed by a person present in an office or on the premises of the Company while the Property is lodged, deposited or held for safekeeping within offices or premises, located anywhere, including insurance companies or sureties holding collateral in which the Named Insured has an interest.

C. **IN TRANSIT**

This bond covers loss of Property resulting directly from robbery, common-law or statutory larceny, theft, misplacement, mysterious unexplainable disappearance, being lost or made away with, and damage thereto or destruction thereof, while the Property is in transit anywhere in the custody of:

(1) a natural person acting as a messenger, agent of the Company (or another natural person acting as messenger, agent or Custodian during an emergency arising from the incapacity of the original messenger); or

(2) a Transportation Company and being transported in an armored motor vehicle; or

(3) a Transportation Company and being transported in a conveyance other than an armored motor vehicle provided that covered Property transported in such manner is limited to the following:

(i) records, whether recorded in writing or electronically; or
(ii) Certificated Securities issued in registered form and not endorsed, or with restrictive endorsements; or
(iii) Negotiable Instruments not payable to bearer, or not endorsed, or with restrictive endorsements.

Coverage under this Insuring Agreement begins immediately upon the receipt of such Property by the natural person or Transportation Company and ends immediately upon delivery to the designated recipient or its agent.

D. **FORGERY OR ALTERATION**

This bond covers loss resulting directly from:

(1) Forgery or alteration of, on or in any Negotiable Instrument (except an Evidence of Debt), Acceptance, Withdrawal Order, receipt for the withdrawal of Property, Certificate of Deposit, Letter of Credit;

(2) transferring, paying or delivering any Funds or Property or establishing any credit or giving any value on the faith of any written instructions or advices directed to the Company and authorizing or acknowledging the transfer, payment, delivery or receipt of Funds or Property, which instructions or advices purport to have been signed or endorsed by any customer of the Company, Employee of the Company, or by any financial institution but which instructions or advices either bear a signature which is a Forgery or have been altered without the knowledge and consent of such customer, Employee, or financial institution (A mechanically reproduced facsimile signature is treated the same as a handwritten signature); or

(3) any check or draft:

(a) made payable to a fictitious payee and endorsed in the name of such fictitious payee; or

(b) procured in a face to face transaction with the maker or drawer thereof or with one acting as agent of such maker or drawer by anyone impersonating another and made or drawn payable to the one so impersonated and endorsed by anyone other than the one impersonated,

shall be deemed to be forged as to such endorsement.

E. **SECURITIES**

This bond covers loss resulting directly from the Company having, in good faith, for its own account or for the account of others:

(1) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of, any original

(a) Certificated Security;
(b) document of title;
(c) deed, mortgage or other instrument conveying title to, or creating or discharging a lien upon, real property;
(d) Certificate of Origin or Title;
(e) Evidence of Debt;
(f) corporate, partnership or personal Guarantee;
(g) Security Agreement;
(h) written Instruction;
(i) Uncertificated Securities

(j) Initial Transaction Statements; or

which:

(ii) bears a signature of any maker, drawer, issuer, endorser, assignor, lessee, transfer agent, registrar, acceptor, surety, guarantor, or of any person signing in any other capacity which is a Forgery; or

(iii) is altered; or

(iv) is lost or stolen;

(2) guaranteed in writing or witnessed any signature upon any transfer, assignment, bill of sale, power of attorney, or any items listed in (a) through (h) above; or

(3) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of any item listed in (a) through (d) above which is a Counterfeit.(A mechanically reproduced facsimile signature is treated the same as a handwritten signature.)

F. COUNTERFEIT CURRENCY

This bond covers loss resulting directly from the receipt by the Company, in good faith, of any Counterfeit Money of any country.

G. UNCOLLECTIBLE ITEMS OF DEPOSIT

This bond covers loss resulting directly from the Company having credited an account of a customer, shareholder or subscriber on the faith of any Items of Deposit which prove to be uncollectible, provided that the crediting of said account causes:

(1) redemptions or withdrawals to be permitted, or
(2) shares to be issued, or
(3) dividends to be paid,

from an account of a customer.

In order for coverage to apply under this Insuring Clause, the Company must hold Items of Deposit for five business days before permitting any redemptions or withdrawals, issuing any shares or paying any dividends with respect to such Items of Deposit.

Items of Deposit shall not be deemed uncollectible until the Company's standard collection procedures have failed.

Limit of Liability: $5,000,000
Deductible: $2,500

H. AUDIT EXPENSE

This bond covers loss consisting of reasonable expenses incurred by the Company for that part of an audit or examination required by any governmental regulatory authority or self-regulatory organization and actually conducted by such authority, organization or their appointee by reason of the discovery of other losses sustained by the Company and covered by this bond.

Limit of Liability: $100,000
Deductible: $2,500

I. COMPUTER SYSTEMS

This bond covers loss incurred by reason of:

(1) the Company having transferred, paid or delivered any Funds or Property, established any credit, debited any account or given any value as the direct result of the fraudulent input of Electronic Data directly into:

- (a) the Company's Computer System;
- (b) the Service Bureau's Computer System;
- (c) an Electronic Funds Transfer System;
- (d) a Customer Communication System; or
- (e) an automated teller machine;

(2) the fraudulent modification or the fraudulent destruction of Electronic Data: (i) stored within, or being run within, any of the above systems or (ii) during electronic transmission through data communication lines to the Company's Computer System, or a Service Bureau's Computer System

J. CUSTOMER VOICE INITIATED TRANSFERS

This bond covers loss resulting directly from the Company having transferred Funds from a customer's account through an Electronic Funds Transfer System, in reliance upon a customer voice initiated funds transfer instruction which was purported to be from an officer, director, partner or employee of a customer of the Company who was authorized by such customer to instruct

the Company by means of voice message transmitted by telephone to make certain funds transfers, and which instruction:

(1) was, in fact, from an impostor, or a person not authorized by the customer to issue such instructions by voice message transmitted by telephone, and which

(2) was received by an Employee of the Company specifically designated to receive and act upon such instructions; but provided that:

(a) such voice instruction was electronically recorded by the Company and proper password(s) or code words(s) given; and
(b) the voice instruction was verified by a direct call back to an employee of the customer (or a person thought by the Company to be an employee of the customer).

Provided, however, that for "Repetitive Transactions," the insured shall not be required to complete a call back as set forth in paragraph (b) above so long as a call back was made on the first of said Repetitive Transactions. In addition, the call back requirement shall also be waived for any loss resulting from a non-Repetitive Transaction that falls entirely within the deductible amount set forth in Item 5. of the Declarations.

Proof of loss for claim under the Customer Voice Initiated Electronic Funds Transfer Insuring Agreement must include electronic recordings of such voice instructions and the verification call back, if a recording of such call back was required.

K. TELEFACSIMILE TRANSFER FRAUD

This bond covers loss resulting directly from the Company having transferred or delivered Funds, Certificated Securities or Uncertificated Securities through a Computer System covered under the terms of the Computer Systems Insuring Agreement in reliance upon a fraudulent instruction received through a Telefacsimile Device or any other form of electronic communication (including but not limited to e-mail), and which instruction:

(1) purports and reasonably appears to have originated from

(a) a customer of the Company; or
(b) another financial institution; or
(c) another office of the Company

but, in fact, was not originated by the customer or entity whose identification it bears, and

(2) contains a valid test code which proves to have been used by a person who was not authorized to make use of it; and

(3) contains the name of a person authorized to initiate such transfer; and.

provided that, if the transfer was in excess of $400,000, the instruction was verified by a call-back according to a prearranged procedure.

2. DEFINITIONS

"Affiliate" means (i) any person or entity that through one or more intermediaries, is controlled by the Company; or (ii) any person or entity that through one or more intermediaries, is a successor in interest to any Company.

"Application" means each and every signed application, any attachments to such applications, other materials submitted therewith or incorporated therein and any other documents submitted in connection with the underwriting of this bond or the underwriting of any other mutual fund (or equivalent) liability bond issued by the Insurer, or any of its affiliates, of which this bond is a renewal, replacement or which it succeeds in time, including but not limited to any statement or warranties, financial information, or other information provided at any bond renewal meetings.

"Company" means: (i) any Fund and (ii) Subsidiaries.

"Defense Costs" means reasonable and necessary fees (including but not limited to legal fees and experts' fees), costs and expenses consented to by the Insurer (including premiums for any appeal bond, attachment bond or similar bond, but without any obligation to apply for or furnish any such bond) resulting from the investigation, adjustment, defense and/or appeal of a claim against the Insureds, but excluding salaries of officers of the Company, including to any Insureds who are not defendants in such claim but who are compelled to provide testimony, whether written or oral, or any other non-party witness obligation.

"Executive" means:

(1) any past, present or future director, officer, trustee (other than a bankruptcy or liquidator's trustee), observer, governor, management committee member, supervisory board or advisory board or any other executive committee, member of a board of managers or management board while performing duties as an employee;

(2) in the event the Company operates in a Foreign Jurisdiction, any past, present and future person in a position that is equivalent to an executive position listed in Item (1) of this Definition;

(3) any past, present and future General Counsel, or Risk Manager (or equivalent position) of the Named Insured;

(4) any past, present and future members of the Fund Advisory Board (the "Advisory Board"), but only in their capacities as such.

"FMR Corporate Concentric Custom Bond" means bond No. (492-60-12) issued by the Insurer to FMR Corp.

"Foreign Jurisdiction" means any jurisdiction, other than the United States or any of its territories or possessions.

"Fund" means any Fidelity Investments branded investment company(ies) and/or portfolio(s) of an investment company(ies), as defined by the Investment Company Act of 1940, advised, created, established, sponsored and/or operated by FMR LLC or any Subsidiary or Affiliate thereof as of or prior to the inception date of the Bond Period, which is not formed as, or operated as, a hedge fund and (i) is not otherwise covered under the FMR Corporate Concentric Custom Bond and (ii) is listed on the Company's 17g-1 calculation report (which is updated by or on behalf of the Company quarterly). In the event that a Fund is not listed on the Company's 17g-1 calculation report due to an error or unintentional omission committed by or on behalf of the Insured this bond will provide coverage to the extent it would have provided coverage had such error or unintentional omission not occurred.

Fund shall also include any Fidelity Investments branded investment company, and/or any portfolio of an investment company, as defined by the Investment Company Act of 1940, which is first advised, created, established, sponsored and/or operated by FMR LLC or any Subsidiary or Affiliate thereof after the inception of the Bond Period, or such entity(ies) which is/are not otherwise covered under the FMR Corporate Concentric Custom Bond or any predecessor policies issued by any Chartis Insurance Company Member Companies and which is not formed as or operated as a hedge fund, beginning as of the date of the first meeting or written consent of the management board (or equivalent governing body) of such entity, but only:

(1) where the projected assets for the first twelve months under management for such entity are less than $5,000,000,000; or

(2) for any such entity not meeting the definition set forth in clause (1), such entity shall be deemed a Fund for either: (i) 90 days (the "Automatic Period") or (ii) until the end of the Bond Period (the "Stub Period"), whichever comes first.

For any such entity not meeting the definition set forth in clause (1), the Insurer shall extend the Stub Period to 90 days (the "Extended Stub Period") if the bond in the sole and absolute discretion of the Insurer, is renewed, with the coverage for the balance of the 90 day period continuing under the terms and conditions of the renewed bond.

The Insurer shall extend coverage beyond the Automatic Period or Extended Stub Period to any such entity not automatically covered under (1) above (along with the Individual Insured(s) of such entity), if, during the Automatic Period or Extended Stub Period, a Company shall have (i) provided quarterly reports listing all such new Funds, and (ii) agreed to any additional premium and amendment of the provisions of this bond required by the Insurer, in its sole and absolute discretion, relating to such Fund. Further, coverage as shall be afforded to any such Fund and any Individual Insured thereof is conditioned upon the Named Insured paying when due any additional premium required by the Insurer relating to such Fund..

In all events, coverage as is afforded under this bond with respect to a claim made against a new Fund or Insured thereof, shall only apply for acts committed or allegedly committed after the date of the first meeting or written consent of the management board (or equivalent governing body) of such Fund, and prior to the time, if any, that such person or entity ceased to be a Fund or an Insured thereof.

Nothing contained herein shall operate to extend the length of the Bond Period except that coverage will be extended if, and to the extent, there is any renewed bond as set forth in the Automatic 90 Day Period.

"Individual Insured" means any: (i) Executive of the Company, (ii) outside entity executive and (iii) Employee of any Company.

"Insured" means any: (i) Company and (ii) Individual Insured.

"Interrelated Wrongful Act" means wrongful acts which are the same, related or continuous, or wrongful acts which arise from the same, related or common nexus of facts regardless of whether such claims involve the same or different claimants, Insureds or legal causes of action.

"Named Insured" means the entity stated in Item 1 of the Declarations.

"Bond Period" means: the period of time from the inception date shown in Item 2 of the Declarations to the earlier of the expiration date shown in Item 2 of the Declarations or the effective date of cancellation of this bond.

"Subsidiary" means any entity:

(a) of which the Named Insured owns on or before the inception date of this bond more than 50% of the issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries;

(b) which the Named Insured first (i) creates during the Bond Period either through one or more of its Subsidiaries regardless of asset size or (ii) acquires during the Bond Period more than 50% of its issued and outstanding voting stock or membership rights either through one or more of its Subsidiaries and whose assets total less than $2,000,000,000 as of the acquisition date;

(c) of which the Named Insured first acquires during the Bond Period more than 50% of its issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries (other than an entity described in paragraph (b) above), but only upon the condition that within 90 days of its becoming a Subsidiary, the Named Insured shall have provided the Insurer with full particulars of the new Subsidiary and agreed to any additional premium or amendment of the provisions of this bond required by the Insurer relating to such new Subsidiary; and

(d) any entity listed as such in an endorsement to this bond

An entity becomes a Subsidiary when the Named Insured owns more than 50% of the issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries. An entity ceases to be a Subsidiary when the Named Insured ceases to own 50% of the issued and outstanding voting stock or membership or other rights either through one or more of its Subsidiaries. With respect to any entity that becomes a Subsidiary pursuant to Clause (c) above, if the Insurer has not notified the Named Insured of any required additional premium and/or amendment of bond before the later to occur of: (i) the entity becomes a Subsidiary, or (ii) 30 business days have passed since the notice and full particulars of such Subsidiary were provided to the Insurer as required above, then such entity shall be deemed a "Subsidiary" from the date it became a Subsidiary. The Insurer may nevertheless require additional premium and/or amendment of the provisions of this bond at any time within the first 90 days after such entity becomes a Subsidiary. In the event that the Named Insured fails to agree to any additional

premium and/or amendment of the provisions of this bond so required by the Insurer within 30 days of being notified of such requirement, such entity shall cease to be a Subsidiary.

With regard to any Subsidiary referenced in (c) above, the Insurer may request underwriting information, and, if requested, the Insureds shall timely provide such information. In all events, the Named Insured shall provide the Insurer with full particulars of any newly acquired Subsidiary within 90 days or the end of the Bond Period, whichever is earlier. Further, coverage as shall be afforded to the new Subsidiary referenced in (c) above is conditioned upon the Named Insured paying when due any additional premium required by the Insurer in accordance with the foregoing definition.

In all events, coverage as is afforded under this bond with respect to a Subsidiary shall not apply for any alleged act occurring at any time when the Named Insured did not own: (i) more than 50% of the issued and outstanding voting stock or membership or other rights of such Subsidiary either through one or more of its Subsidiaries; or (ii) did not otherwise control such entity.

Nothing contained herein shall operate to extend the length of the Bond Period.

"Trade Secret" means information that has been reduced to an electronic form, including a formula, compilation, pattern, program, device method, process or technique which:

(a) derives independent economic value, actual or potential, from not being generally known and not readily ascertainable through proper means by other persons who can obtain economic advantage from its disclosure or use;
(b) is the subject of your reasonable efforts to maintain its secrecy; and
(c) is used, capable of being used, or intended to be used in commerce.

A "Trade Secret" does not include information that is the subject of a patent, copyright, trademark or service mark, or an application therefore

"Acceptance" means a draft which the drawee has, by signature written thereon, engaged to honor as presented.

"Certificate of Deposit" means an acknowledgment in writing by a financial institution of receipt of Money with an engagement to repay it.

"Certificate of Origin or Title" means a document issued by a manufacturer of personal property or a governmental agency evidencing the ownership of the personal property and by which ownership is transferred.

"Certificated Security" means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is:

(1) represented by an instrument issued in bearer or registered form;

(2) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment; and

(3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations.

"Company's Computer System" means those Computer Systems owned, leased or operated by the Company.

"Computer Program" means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data.

"Computer System" means computer hardware, software, firmware, and components thereof, including electronic data stored thereon, which are linked together through a network of two or more computers, including such networks accessible through the Internet.

"Counterfeit" means an imitation of an actual valid original which is intended to deceive and to be taken as the original.

"Custodian" means the institution designated by an Investment Company to maintain possession and control of its assets.

"Customer Communication Systems" means those communications systems which provide customers of the Insured with direct access to the Company's Computer Systems.

"Electronic Data" means facts or information converted to a form usable in a Computer System and which is stored on Electronic Data Processing Media for use by Computer Programs.

"Electronic Data Processing Media" means the punched cards, magnetic tapes, punched tapes, magnetic discs, optical storage discs, or other bulk media on which data are recorded.

"Electronic Funds Transfer System" means those systems which operate automated teller machines or point of sale terminals and include any shared networks or facilities for said system, in which the Insured participates.

"Employee" means:

(1) a natural person in the service of any Company covered hereunder whom the Insured compensates directly by salary or commissions and whom the Insured has the right to direct and control while performing services for the Insured;

(2) an attorney retained by the Insured and an employee of such attorney while either is performing legal services for the Insured;

(3) a person provided by an employment contractor to perform employee duties for the Insured under the Insured's supervision or a guest student pursuing studies or duties while performing services for a Company;

(4) an employee of an institution merged or consolidated with the Insured prior to the effective date of this bond;

(5) each natural person, partnership, corporation or other entity authorized by the Insured to perform services as data processors of checks or other accounting records related to such checks of the Insured, but only while such person, partnership, corporation or other entity is actually performing such services and not creating, preparing, modifying or maintaining the Insured's computer software or programs, herein called Processor. Each such Processor, and the partners, officers and employees of such Processor shall, collectively, be deemed to be one Employee for all the purposes of this bond; a Federal Reserve Bank or clearing house shall not be construed to be a Processor;

(6) a Partner of the Insured, unless not covered as stated in an endorsement to this bond;

(7) a natural person in the voluntary service of the Insured at any of the Insured's offices or premises covered hereunder whom the Insured has the right to direct and control while performing services for the Insured;

(8) a natural person hired as a consultant under written contract and subject to the direction and supervision of the management of the Insured while performing services for the Insured;

(9) any leased employees, outside consultants under written contract with the Insured.

"Evidence of Debt" means an instrument, including a Negotiable Instrument, executed by a customer of the Insured and held by the Insured which in the regular course of business is treated as evidencing the customer's debt to the Insured.

"False Pretense" means the delivery and transfer of tangible property on the premises of the Insured, or on the premises in which the Property is lodged or deposited, to a person on said premises as the direct result of a fraudulent representation made by said person to the Insured at the time of delivery of and transfer of said Property.

"Financial Interest" in the Insured of the Insured's general partner(s), or limited partner(s), committing dishonest or fraudulent acts covered by this bond or concerned or implicated therein means:

(1) as respects general partners, the value of all right, title and interest of such general partner(s), determined as of the close of business of the date of discovery of loss covered by this bond, in the aggregate of:

(a) the "net worth" of the Insured, which for the purposes of this bond, shall be deemed to be the excess of its total assets over its total liabilities, without adjustment to give effect to loss covered by this bond, (except that credit balances and equities in proprietary accounts of the Insured, which shall include capital accounts of partners, investment and trading accounts of the Insured, participations of the Insured in joint accounts, and accounts of partners which are covered by agreements providing for the inclusion of equities therein as partnership property, shall not be considered as liabilities) with securities, spot commodities, commodity future contracts in such proprietary accounts and all other assets marked to market or fair value and with adjustment for profits and losses at the market of contractual commitments for such proprietary accounts of the Insured; and

(b) the value of all other Money, securities and property belonging to such general partner(s), or in which such general partner(s) have a pecuniary interest, held by or in the custody of and legally available to the Insured asset-off against loss covered by this bond; provided, however, that if such "net worth" adjusted to give effect to loss covered by this bond and such value of all other Money, securities and property as set forth in (1)(b) preceding, plus the amount of coverage afforded by this bond on account of such loss, is not

sufficient to enable the Insured to meet its obligations, including its obligations to its partners other than to such general partner(s), then the Financial Interest in the Insured, as above defined, of such

general partner(s) shall be reduced in an amount necessary, or eliminated if need be, in order to enable the Insured upon payment of loss under this bond to meet such obligations, to the extent that such payment will enable the Insured to meet such obligations, without any benefit accruing to such general partner(s) from such payment; and as respects limited partners the value of such limited partner's investment in the Insured.

"Forgery" means the signing of the name of another person or organization with intent to deceive; it does not mean a signature which consists in whole or in part of one's own name signed with or without authority, in any capacity, for any purpose.

"Guarantee" means a written undertaking obligating the signer to pay the debt of another to the Insured or its assignee or to a financial institution from which the Insured has purchased participation in the debt, if the debt is not paid in accordance with its terms.

"Initial Transaction Statement" means the first written statement signed by or on behalf of the issuer of an Uncertificated Security sent by the issuer to the Insured as registered owner or registered pledgee containing:

(1) a description of the issue of which the Uncertificated Security is a part;

(2) the number of shares or units transferred to the registered owner, pledged by the registered owner to the registered pledgee, or released from pledge by the registered pledgee;

(3) the name, address and taxpayer identification number, if any, of the registered owner and registered pledgee or the pledgee whose interest was released; and

(4) a notation of any liens and restrictions of the issuer and any adverse claims to which the Uncertificated Security is or may be subject or a statement that there are no such liens, restrictions or adverse claims; and

(5) the date the transfer, pledge or release was registered.

"Instruction" means a written order to the issuer of an Uncertificated Security requesting that the transfer, pledge, or release from pledge of the Uncertificated Security specified to be registered.

"Internet" means the worldwide public network of computers as it currently exists or may be manifested in the future, including the Internet, an intranet, an extranet or a virtual private network.

"Items of Deposit" means any one or more checks and drafts.

"Letter of Credit" means an engagement in writing by a bank or other person made at the request of a customer that the bank or other person will honor drafts or other demands for payment upon compliance with the conditions specified in the Letter of Credit.

"Loan" means all extensions of credit by the Insured and all transactions creating a creditor relationship in favor of the Insured and all transactions by which the Insured assumes an existing creditor relationship.

"Money" means a medium of exchange in current use authorized or adopted by a domestic or foreign government as a part of its currency.

"Negotiable Instrument" means any writing

(1) signed by the maker or drawer; and

(2) containing any unconditional promise or order to pay a sum certain in Money and no other promise, order, obligation or power given by the maker or drawer; and

(3) is payable on demand or at a definite time; and

(4) is payable to order or bearer.

"Partner" means a natural person who

(1) is a general partner of the Insured, or

(2) is a limited partner or an Employee of a Company.

"Property" means Money, Certificated Securities, Initial Transaction Statements, any Statement of Uncertificated Securities of any Federal Reserve Bank of the United States, Negotiable Instruments, Certificates of Deposit, documents of title, Acceptances, Evidences of Debt, Security Agreements, Withdrawal Orders, Certificates of Origin or Title, Letters of Credit, insurance policies, abstracts of title, deeds and mortgages on real estate, revenue and other stamps, tokens, unsold lottery tickets, books of account, Electronic Data and Electronic Data Processing Media, and other records whether recorded in writing or electronically, gems,

jewelry, precious metals of all kinds and in any form, and tangible items of personal property which are not hereinbefore enumerated.

"Security Agreement" means an agreement which creates an interest in personal property or fixtures and which secures payment or performance of an obligation.

"Service Bureau" means a natural person, partnership, corporation or other entity authorized by written agreement to perform data processing services using Computer Systems.

"Service Bureau's Computer System" means those Computer Systems owned, leased or operated by the Service Bureau.

"Single Loss Limit" means all covered loss resulting from (a) any one act or series of related acts of burglary, robbery or attempt thereat, in which no Employee is implicated, or (b) any one act or series of related unintentional or negligent acts or omission on the part of any person (whether an Employee or not) resulting in damage to or destruction or misplacement of Property, or (c) all acts or omissions other than those specified in (a) and (b) preceding, caused by any person (whether an Employee or not) or in which such person is implicated, or (d) any one casualty or event not specified in (a), (b) or (c) preceding.

"Statement of Uncertificated Security" means a written statement of the issuer of an Uncertificated Security containing:

(1) a description of the issue of which the Uncertificated Security is a part;

(2) the number of shares or units:
   (a) transferred to the registered owner;
   (b) pledged by the registered owner to the registered pledgee;
   (c) released from pledge by the registered pledgee;
   (d) registered in the name of the registered owner on the date of the statement; or
   (e) subject to pledge on the date of the statement;

(3) the name and address of the registered owner and registered pledgee;

(4) a notation of any liens and restrictions of the issuer and any adverse claims to which the Uncertificated Security is or may be subject or a statement that there are none of those liens, restrictions or adverse claims; and

(5) the date:

(a) the transfer of the shares or units to the new registered owner of the shares or units was registered;
(b) the pledge of the registered pledgee was registered; or
(c) of the statement, if it is a periodic or annual statement.

"Telefacsimile Device" means a machine capable of sending or receiving a duplicate image of a document by means of electronic impulses transmitted through a telephone line and which reproduces the duplicate image on paper.

"Trading" means trading or other dealings in securities, commodities, futures, options, foreign or Federal Funds, currencies, foreign exchange and the like.

"Transportation Company" means any organization which provides its own or leased vehicles for transportation or which provides freight forwarding or air express services.

"Uncertificated Security" means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is:

(1) not represented by an instrument and the transfer of which is registered upon books maintained for that purpose by or on behalf of the issuer;

(2) of a type commonly dealt in on securities exchanges or markets; and

(3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations.

"Withdrawal Order" means a non-negotiable instrument, other than an Instruction, signed by a customer of the Insured authorizing the Insured to debit the customer's account in the amount of Funds stated therein.

3. EXCLUSIONS

EXCLUSION SECTION I: EXCLUSIONS THAT APPLY TO ALL INSURING AGREEMENTS

This bond does not apply:

a. to any claim alleging, arising out of, based upon or attributable to the facts alleged, or to the same or related wrongful acts alleged or contained in any claim which has been reported, or in any circumstances of which notice has been given, under any bond of which this bond is a renewal or replacement;

b. to any claim arising out of, based upon or attributable to any bankruptcy, insolvency, conservatorship, receivership or liquidation of, or suspension of payment or refusal to pay, by any broker or dealer in securities or commodities, clearing agency, or any bank or banking firm, or any insurance or reinsurance entity; provided, however, this exclusion shall not apply to any claim in connection with any investment by an Insured on the behalf of customer(s) or client(s) in the securities of any entity experiencing any of the foregoing activities;

c. to any claim, arising out of, based upon or attributable to, a failure to produce securities by any broker or dealer in securities or commodities, clearing agency, or any bank or banking firm, or any insurance or reinsurance entity; provided, however, this exclusion shall not apply to Defense Costs;

d. for any amount for which the Insured is not financially liable or which any claimant is without legal recourse against the Insured, or matters which may be deemed uninsurable under the law pursuant to which this bond shall be construed, it being understood and agreed that with respect to the enforceability of the insurability of any loss, this policy shall be governed by such applicable law that most favors insurability of such loss;

e. to any claim arising out of, or attributable to any finally adjudicated violation of the Racketeer Influenced and Corrupt Organizations Act (18 USC Sections 1961 et seq., and amendments thereto) or any rules or regulation promulgated thereunder;

f. to any claim alleging, based upon or arising out of infringement of patent or misappropriation of Trade Secrets; or

g. loss of Property or Electronic Data Processing Media or Electronic Data while

(a) in the mail, or
(b) in the custody of any Transportation Company, unless covered under Insuring Agreement (C), except when covered under Insuring Agreement (A);

h. potential income, including but not limited to interest and dividends, not realized by the Company;

i. loss through the surrender of Property away from an office of the Company as a result of a threat:

(a) to do bodily harm to any person, except loss of Property in transit in the custody of any person acting as messenger provided that when such transit was initiated there was no knowledge by the Company of any such threat, or
(b) to do damage to the premises or Property of the Insured, except when covered under Insuring Agreement (A);

j. loss due to riot or civil commotion outside the United States of America and Canada and any country in which the Company maintains an office; or loss due to military, naval or usurped power, war or insurrection unless such loss occurs in transit in the circumstances recited in Insuring Agreement (B) In Transit, and unless, when such transit was initiated, there was no knowledge of such riot, civil commotion, military, naval or usurped power, war or insurrection on the part of any person acting for the Insured in initiating such transit;

k. indirect or consequential loss of any nature including damages to third parties of any type for which the insured is legally liable, except compensatory damages, but not multiples thereof;

l. loss resulting from Forgery or alteration except when covered under Insuring Agreements (A), (D), (E), or (F)

m. all fees, costs and expenses incurred by the Company:

(1) in establishing the existence of or amount of loss covered under this bond, or
(2) as a party to any legal proceeding whether or not such legal proceeding exposes the Company to loss covered by this bond,

except for Audit Expense, Claims Expense, or Section 5 (Defense, Investigation and Settlement)

EXCLUSION SECTION II: EXCLUSIONS THAT EXCLUSIVELY APPLY TO Insuring Agreements A THROUGH H

This bond does not apply to:

a. loss resulting from any act or acts of any person who is a member of the board of directors of the Company or a member of any equivalent body by whatsoever name known unless such person is also an Employee or an elected official of the Company in some other capacity, nor, in any event, loss resulting from the act or acts of any person while acting in the capacity of a member of such Board or equivalent body;

b. loss resulting from the complete or partial nonpayment of, or default upon, any Loan or transaction involving the Insured as a lender or borrower, or extension of credit, including the purchase, discounting or other acquisition of false or genuine accounts, invoices, notes, agreements or Evidences of Debt, whether such Loan, transaction or extension was procured in good faith or through trick, artifice, fraud or false pretenses; except when covered under Insuring Agreements (A), (D) or (E);

c. loss resulting from any violation by the Company or by any Employee

(a) of law regulating (i) the issuance, purchase or sale of securities, (ii) securities transactions upon security exchanges or over the counter market, (iii) investment companies, or (iv) investment advisers, or

(b) of any rule or regulation made pursuant to any such law, unless with respect to (a) and (b) that the act or acts which caused the said loss involved fraudulent or dishonest conduct which would have caused a loss to the Company in a similar amount in the absence of such laws, rules or regulations;

d. loss resulting from the failure of a financial or depository institution, or its receiver or liquidator, to pay or deliver, on demand of the Company, Funds or Property of the Company held by it in any capacity, except when covered under Insuring Agreements (A) or (B);

e. loss caused by an Employee, except when covered under Insuring Agreement (A) or when covered under Insuring Agreement (B) or (C) and resulting directly from misplacement, mysterious unexplainable disappearance or destruction of or damage to Property;

f. loss resulting from transactions in a customer's or the Company's account, whether authorized or unauthorized, except the unlawful withdrawal and conversion of Money, securities or precious metals, directly from a customer's or the Insured's account by an Employee provided such unlawful withdrawal and conversion is covered under Insuring Agreement (A);

g. damages resulting from any civil, criminal or other legal proceeding in which the Company is finally adjudicated in an action or proceeding to have engaged in racketeering activity except when the Company establishes that the act or acts giving rise to such damages were committed by an Employee under circumstances which result directly in a loss to the Company covered by Insuring Agreement (A). For the purposes of this exclusion, "racketeering activity" is defined in 18 United States; Code 1961 et seq., as amended;

h. loss resulting from the use or purported use of credit, debit, charge, access, convenience, identification, cash management or other cards:

(1) in obtaining credit or funds,
(2) in gaining access to automated mechanical devices which, on behalf of the Insured, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, or
(3) in gaining access to point of sale terminals, customer-bank communication terminals, or similar electronic terminals of Electronic Funds Transfer Systems, whether such cards were issued, or purport to have been issued, by the Company or by anyone other than the Company, except when covered under Insuring Agreement (A);

i. loss involving automated mechanical devices which, on behalf of the Company, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, except when covered under Insuring Agreement (A);

j. loss resulting from payments made or withdrawals from a depositor's or customer's account involving erroneous credits to such account, unless such payments or withdrawals are physically received by such depositor or customer or representative of such depositor or customer who is within the office of the Company at the time of such payment or withdrawal, or except when covered under Insuring Agreement (A);

k. loss involving Items of Deposit which are not finally paid for any reason, including but not limited to Forgery or any other fraud, except when covered under Insuring Agreement (A);

l. loss resulting from counterfeiting, except when covered under Insuring Agreements (A), (E) or (F);

m. loss of any tangible item of personal property which is not specifically enumerated in the paragraph defining Property if such property is specifically insured by other insurance of any kind and in any amount obtained by the Company, and in any event, loss of such property occurring more than 60 days after the Company takes possession of such property, except when covered under Insuring Agreements (A) or (B);

n. Loss, under Insuring Agreement (A) resulting from any dishonest or fraudulent act or acts committed by any non-Employee who is a securities, commodities, money, mortgage, real estate, loan, insurance, property management, investment banking broker, agent or other representative of the same general character;

o. loss caused by a Partner of the Company unless the amount of such loss exceeds the Financial Interest in the Company of such Partner and the retention applicable to this bond, and then for the excess only;

p. loss resulting from any actual or alleged representation, advice, warranty or Guarantee as to the performance of any investments unless the act or acts which caused such loss involved fraudulent or dishonest conduct which would have covered a loss to the Company in a similar amount in the absence of such laws, rules or regulations;

q. loss due to liability imposed upon the Company as a result of the unlawful disclosure of non-public material information by the Company or any Employee, or as a result of any Employee acting upon such information, whether authorized or unauthorized.

EXCLUSION SECTION III: EXCLUSIONS THAT EXCLUSIVELY APPLY TO Insuring Agreements--I THROUGH K

This bond does not apply to:

a. loss resulting from the fraudulent preparation or fraudulent modification of Computer Programs unless covered under Insuring Agreement I;

b. loss caused by an identifiable employee of the Company or by a person or persons in collusion with an Employee of the Company. Prior knowledge by any that a fraudulent act by a person, or persons, not in the employ of the Company, has been, or will be, perpetrated shall, for the intent and purpose of this bond, be deemed to be collusion should said Employee willfully or deliberately withhold this knowledge from the Company. The withholding of knowledge from the Company by an Employee because of a threat to do bodily harm to any person, or to do damage to the premises or Property of the Company, shall not be deemed to be or to constitute collusion;

c. loss resulting from the assumption of liability by the Company by contract unless the liability arises from a loss covered by Insuring Agreements (I) , (J) or (K) and would be imposed on the Company regardless of the existence of the contract;

d. loss resulting from:

   (a) written Instructions or advices, or

   (b) telegraphic or cable instructions or advices;

e. loss resulting from Negotiable Instruments, securities, documents or other written instruments which bear a forged signature, or are counterfeited, altered or otherwise fraudulent and which are used as source documentation in the preparation of Electronic Data or manually keyed into a data terminal;

f. loss resulting from the accessing of any confidential information including, but not limited to, Trade Secret information, Computer Programs or customer information unless such information is used to commit a fraud that otherwise would be independently covered under this bond.;

g. loss resulting from (1) mechanical failure, faulty construction, error in design, latent defect, fire, wear or tear, gradual deterioration, electrical disturbance or electrical surge, which affects a Computer System, or (2) failure or breakdown of Electronic Data Processing Media, or (3) error or omission in programming or processing;

h. loss resulting from the fraudulent preparation or fraudulent modification of electronic computer instructions;

i. loss resulting from the input of Electronic Data at an authorized electronic terminal of an Electronic Funds Transfer System or a Customer Communication System by a customer, or other person, who had authorized access to the customer's authentication mechanism;

j. loss resulting from fraudulent features contained in electronic computer instructions developed for sale to, or sold to, multiple customers at the time of their acquisition from a vendor or consultant;

k. loss resulting from the assumption of liability by the Company by contract unless the liability arises from a loss covered by the Insuring Agreements (K), (I) or (J) and would be imposed on the Company regardless of the existence of the contract.

4. OWNERSHIP

This bond shall apply to loss of Property (1) owned by the Insured, (2) held by the Insured in any capacity, or (3) for which the Insured is legally liable. This bond shall be for the sole use of the benefit of the Insured named in the Declarations.

5. DEFENSE, INVESTIGATION AND SETTLEMENT (INCLUDED IN THE LIMIT OF LIABILITY)

A. DEFENSE

Except as hereinafter stated, the Insurer shall advance Defense Costs, excess of any applicable retention amount pursuant to Clause 8 hereof, and applicable law no later than ninety (90) days (in the case of an Individual Insured sixty (60) days) after the receipt by the Insurer of written notice of such costs. The Insureds shall defend any claim made against them. The Insured shall give the Insurer such information and cooperation as it may reasonably require. The Insurer shall be entitled to effectively associate in the defense and settlement of any claim that appears reasonably likely to involve the Insurer, including, but not limited to, the right to effectively associate in the negotiation of a settlement.

B. INVESTIGATION AND SETTLEMENT

The Insurer shall have the right to make any investigation it deems necessary with respect to any claim or notice of circumstances under this bond at its own expense.

The Insured shall not admit liability for or settle any claim or incur any Defense Costs without the Insurer's prior written consent, which consent shall not be unreasonably withheld; however, if the Insured is able to dispose of all claims which are subject to one retention amount for an amount not exceeding the retention amount (inclusive of Defense Costs), then the Insurer's consent shall not be required for such claims.

If the Insurer recommends a settlement within the bond's applicable Single Loss Limit which is acceptable to the claimant and the Insureds do not consent to such settlement then, subject to the applicable limit of liability, the Insurer's liability for all loss on account of such claim shall not exceed: (1) the amount for which the Insurer could have settled such claim plus Defense Costs incurred as of the date such settlement was proposed, plus (2) 50% of covered loss in excess of such settlement amount, it being a condition of this insurance that the remaining 50% of such loss excess of the settlement amount shall be carried by the Company and the Insureds at their own risk and be uninsured. Notwithstanding the foregoing, this paragraph shall not apply until the settlement amount exceeds the retention amount stated in Item 5 of the Declarations.

The Insurer shall not be obligated to pay any claim or judgment of Defense Costs after the limit of liability set forth in Item 4 of the Declarations has been exhausted by payment by the Insurer of judgments, settlements, Defense Costs or any other covered loss.

6 TERRITORY

This bond shall apply to any claim made against any Insured anywhere in the world. All premiums, limits, retentions, loss and other amounts under this bond are expressed and payable in the currency of the United States of America. If judgment is rendered, settlement is denominated or other elements of loss are stated or incurred in a currency other than United States of America dollars, payment of covered loss due under this bond (subject to the terms, conditions and limitations of this bond) will be made either in such other currency (at the option of the Insurer and if agreeable to the Named Insured) or, in United States of America dollars, at the rate of exchange published in The Wall Street Journal on the date the Insurer's obligation to pay such loss is established (or if not published on such date the next publication date of The Wall Street Journal).

Payment of loss under this bond shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanction laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

In regard to claims brought and maintained solely in a Foreign Jurisdiction against the Company operating in such Foreign Jurisdiction or an Individual Insured thereof for acts committed in such Foreign Jurisdiction, the Insurer shall apply to such claim(s) those terms and conditions (and related provisions) of the Foreign Bond registered with the appropriate regulatory body in such Foreign Jurisdiction or regularly offered for sale in that Foreign Jurisdiction that are more favorable to such Insured than the terms and conditions of this bond.

For purposes of this extension, "Foreign Bond" means the Insurer's or any other affiliate company of Chartis Insurance Company executive managerial liability bond (including all mandatory endorsements, if any) approved by Chartis Insurance Company or such affiliate company to be sold within a Foreign Jurisdiction that provides coverage substantially similar to the coverage afforded under this bond. If more than one such bond exists, then "Foreign Bond" means such standard bond most recently registered in the local language of the Foreign Jurisdiction, or if no such bond has been registered, then the bond most recently regularly offered for sale in that Foreign Jurisdiction. The term "Foreign Bond" shall not include any partnership managerial or pension trust bond.

7. LIMIT OF LIABILITY (INCLUDING DEFENSE COSTS)

The limit of liability stated in the Declarations is the aggregate limit of the Insurer's liability for all loss arising out of claims first discovered and reported to the Insurer during the Bond Period or during the Extended Reporting Period, regardless of the number of Insureds, claims or claimants. The aggregate limit of liability for the Extended Reporting Period shall be part of, and not in addition to, the aggregate limit of liability for the Bond Period. The Insurer shall be absolutely entitled to pay settlements, judgments, awards and Defense Costs as they become due and payable by the Insured without consideration of other future payment obligations. Defense Costs are subject to, part of, and not payable by the Insurer in addition to, the limit of liability.

8. RETENTION

The Insurer shall only be liable for the amount of loss arising from any claim, which is in excess of the retention amount stated in Item 5 of the Declarations, such retention amount shall be borne by the Insured and remain uninsured. A single retention amount shall apply to all amounts payable hereunder arising from all claims alleging the same act or interelated wrongful acts.

It is further understood and agreed that in the event a Company refuses or is unable to pay an applicable retention as required under Coverage II due to financial insolvency, then the Insurer shall commence advancing Defense Costs within the retention and pursuant to the other terms, conditions and exclusions of this bond, provided that the Insurer shall be entitled to recover the amount of Defense Costs advanced within the retention from the Company pursuant to Clause 13. SUBROGATION.

9. NOTICE/CLAIM REPORTING PROVISIONS

Notice hereunder shall be given in writing to Vice President, Financial Institutions Claims, Chartis, Financial Lines Claims, P.O. Box 25947, Shawnee Mission, KS 66225. If mailed, the date of mailing of such notice shall constitute the date that such notice was given and proof of mailing shall be sufficient proof of notice. Notice given by or on behalf of the Insured to any authorized representative of the Insurer shall be deemed notice to the Insurer.

(i) (a) The Insured shall, as a condition precedent to the obligations of the Insurer under this bond, give written notice of a claim or claim made against an Insured as soon as practicable after a Vice President in the Fidelity Insurance & Risk Management Department first becomes aware of the claim, but in all events no later than either: the end of the Bond Period (if applicable), or

(b) within 60 days after the end of the Bond Period or the Extended Reporting Period (if applicable), as long as such claim was first made against an Insured within the final 60 days of the Bond Period or the Extended Reporting Period (if applicable).

It being understood and agreed that the limitations provided in sub-sections (a) and (b) above shall not apply unless the Insurer has been prejudiced by non-compliance with such provisions.

(ii) If during the Bond Period or during the Extended Reporting Period (if applicable), written notice of a claim has been given to the Insurer pursuant to Clause 9(a) above, then any claim which is subsequently made against the Insured and reported to the Insurer alleging, arising out of, based upon or attributable to the facts alleged in the claim of which such notice has been given, or alleging any act which is the same as or related to any act alleged in the claim of which such notice has been given, shall be considered related to the first claim and made at the time such notice was given.

(iii) If during the Bond Period or during the Extended Reporting Period (if applicable), the Insured shall become aware of any circumstances which may reasonably be expected to give rise to a claim being made against the Insured and shall give written notice to the Insurer of the circumstances and the reasons for anticipating such a claim, with full particulars as to dates and persons involved, then any claim which is subsequently made against the Insured and reported to the Insurer alleging, arising out of, based upon or attributable to such noticed circumstances or alleging any act which is the same as or related to any act alleged or contained in such noticed circumstances, shall be considered made at the time such notice of such circumstances was given.

10. COOPERATION

The Insured shall cooperate with the Insurer and, upon the Insurer's request, assist in making settlements, in the conduct of suits or proceedings, and in enforcing any right of contribution or indemnity against any person or organization who may be liable to the Insured. The Insured shall attend hearings, trials and depositions and shall assist in securing and giving evidence and obtaining the attendance of witnesses.

11. EXTENDED REPORTING PERIOD

If the Insurer or the Named Insured shall cancel or decline to renew this bond, the Insured shall have the right, upon payment of an additional premium in an amount not to exceed 150% of the full annual premium, to a period of one year following the effective date of such cancellation or non-renewal (herein referred to as the Extended Reporting Period) in which to give written notice to the Insurer of claims first made against the Insured during such Extended Reporting Period for any act occurring prior to the end of the Bond Period and otherwise covered by this bond. The rights contained in this clause shall terminate, however, unless written notice of such election together with the additional premium due is received by the Insurer within thirty (30) days of the effective date of cancellation or non-renewal. The additional premium for the Extended Reporting Period shall be fully earned at the inception of the Extended Reporting Period. The Extended Reporting Period is not cancelable. This clause and the rights contained herein shall not apply to any cancellation resulting from non-payment of premium.

The offer by the Insurer of renewal terms, conditions, limit of liability and/or premiums different from those of the expiring bond shall not constitute a declination to renew by the Insurer.

12. CANCELLATION CLAUSE

This bond may not be canceled by the Insured or the Insurer, except as indicated below.

This bond may be canceled by or on behalf of the Insurer in the event of non-payment of premium by the Insured. In the event of non-payment of premium by the Insured, the Insurer may cancel this bond by delivering to the Insured or by mailing to the Insured, by registered, certified, or other first class mail, at the Insured's address as shown in Item 1(a) of the Declarations, written notice stating when, not less than 15 days thereafter, the cancellation shall be effective. The mailing of such notice as aforesaid shall be sufficient proof of notice. The Bond Period terminates at the date and hour specified in such notice, or at the date and time of surrender.

Notwithstanding the above, any layer of insurance for which any insurer on this bond or any excess layer above it participates may be cancelled by the Insured in the event that the A.M. Best rating of that insurer is determined to be below an A rating. In no way does the cancellation of any layer of insurance affect the other layers of insurance, and, specifically, no insurer will be required to attach at a lower level or participate to a greater extent on a quota share than it otherwise would had no cancellation taken place. In the event of cancellation by either the Insurer or the Insured as indicated above, the Insurer shall be entitled to the annual premium on a pro-rate basis and, if applicable, shall return such unused premium to the Insured within 10 days of cancellation.

If the period of limitation relating to the giving of notice as set forth in this Clause is also set forth in any law controlling the construction thereof, then such period shall be deemed to be amended so as to be equal to the minimum period of limitation set forth in the controlling law.

13. SUBROGATION

In the event of any payment under this bond, the Insurer shall be subrogated to the extent of such payment to all the Insured's rights of recovery therefor, and the Insured shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights. The Insured shall do nothing to prejudice such rights. Any amount recovered in excess of the Insurer's total payment shall be restored to the Insured, less the cost to the Insurer of recovery. In no event, however, shall the Insurer exercise its rights of subrogation against an Insured under this bond unless such Insured has been convicted of a deliberate criminal act, or been determined, through a final non-appealable adjudication in an action or proceeding other than an action or proceeding initiated by the Insurer to determine coverage under the bond establishes the Insured, to have in fact committed a deliberate fraudulent act or obtained any profit or advantage to which such Insured was not legally entitled.

In the event that the Insurer shall for any reason pay indemnifiable loss on behalf of an Individual Insured, the Insurer shall have the contractual right hereunder to recover from the Company the amount of such loss equal to the amount of the retention not satisfied by the Company and shall be subrogated to the rights of the Individual Insureds hereunder.

14. OTHER INSURANCE

Such insurance as is provided by this bond shall apply only as excess over any other valid and collectible insurance, unless such other insurance is written only as specific excess insurance over the limit of liability provided by this bond.

However, in the event of a claim under this bond for any alleged act(s) (including Interrelated Wrongful Acts) and such claim is also a valid and collectible covered claim (as "claim" is defined under the FMR Corporate Concentric Custom Bond) under the FMR Corporate Concentric Custom Bond, this bond, subject to this bond's terms and conditions, shall also cover such claim, but only to the extent that such claim is not valid and collectible under the FMR Corporate Concentric Custom Bond.

15. NOTICE AND AUTHORITY

It is agreed that any Vice President within the Fidelity Insurance Risk Management Department shall act on behalf of all Insureds with respect to the giving and receiving of notice of claim and cancellation, the payment of premiums and the receiving of any return premiums that may become due under this bond, the receipt and acceptance of any endorsements issued to form a part of this bond and the exercising or declining to exercise any right to an Extended Reporting Period.

16. ASSIGNMENT

Assignment of interest under this bond shall not bind the Insurer until its consent is endorsed hereon; however, subject otherwise to the terms hereof, this bond shall cover the estate, heirs or legal representative of the Insured in the event of the Insured's death, bankruptcy, insolvency or being adjudged incompetent.

17. ACTION AGAINST INSURER

Except as provided in Clause 19 of this bond, no action shall lie against the Insurer unless, as a condition precedent thereto, there shall have been full compliance with all of the terms of this bond, nor until the amount of the Insured's obligation to pay shall have been finally determined either by judgment against the Insured after actual trial or by written agreement of the Insured, the claimant and the Insurer.

Any person or organization or the legal representative thereof who has secured such judgment or written agreement shall thereafter be entitled to recover under this bond to the extent of the insurance afforded by this bond. No person or organization shall have any right under this bond to join the Insurer as a party to any action against the Insured to determine the Insured's liability, nor shall the Insurer be impleaded by an Insured or his, her or its legal representative. Bankruptcy or insolvency of an Insured or of his, her or its estate shall not relieve the Insurer of any of its obligations hereunder.

18. SERVICE OF SUIT

It is agreed that in the event of failure of the Insurer to pay any amount claimed to be due hereunder, the Insurer, at the request of the Insured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this condition constitutes or should be understood to constitute a waiver of the Insurer's right to commence an action in any court of competent jurisdiction in the United States to remove an action to a United States District Court or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Counsel, Legal Department, American International Specialty Lines Insurance Company, 175 Water Street, New York, NY 10270 or his or her representative, and that in any suit instituted against the Insurer upon this contract, the Insurer will abide by the final decision of such court or of any appellate court in the event of any appeal.

Further, pursuant to any statute of any state, territory, or district of the United States which makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner, or Director of Insurance, other officer specified for that purpose in the statute, or his or her successor or successors in office as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Insured or any beneficiary hereunder arising out of this contract of insurance, and hereby designates the above named Counsel as the person to whom the said officer is authorized to mail such process or a true copy thereof.

19. DISPUTE RESOLUTION PROCESS

It is hereby understood and agreed that all disputes or differences which may arise under or in connection with this bond, whether arising before or after termination of this bond, including any determination of the amount of loss, shall be submitted to the alternative dispute resolution ("ADR") process set forth in this clause.

Either the Insurer or an Insured may elect the type of ADR process discussed below; provided, however, that such Insured shall have the right to reject the Insurer's choice of the type of ADR process at any time prior to its commencement, in which case such Insured's choice of ADR process shall control.

The Insurer and each and every Insured agrees that there shall be two choices of ADR process: (1) non-binding mediation administered by the American Arbitration Association, in which the Insurer and any such Insured shall try in good faith to settle the dispute by mediation under or in accordance with its then-prevailing Commercial Mediation Rules; or (2) arbitration submitted to the American Arbitration Association in accordance with its then-prevailing Commercial Arbitration Rules, in which the arbitration panel shall consist of three disinterested individuals. In either mediation or arbitration, the mediator or arbitrators shall have knowledge of the legal, corporate management, or insurance issues relevant to the matters in dispute. The mediator or arbitrators shall also give due consideration to the general principles of the law of the state where the Named Insured is incorporated in the construction or interpretation of the provisions of this bond. In the event of arbitration, the decision of the arbitrators shall be final and binding and provided to both parties, and the arbitrators' award shall not include attorneys fees or other costs. In the event of mediation, either party shall have the right to commence a judicial proceeding; provided, however, that no such judicial proceeding shall be commenced until the mediation shall have been terminated and at least 30 days shall have elapsed from the date of the termination of the mediation. In all events, each party shall share equally the expenses of the ADR process.

The laws of the State of New York shall apply, except with regards, to (a) the procurements, issuance or delivery of this bond, including any provisions of the bond relating to its cancellation or nonrenewal (if any), or any other New York State regulations or requirements regarding policies issued pursuant to New York State Insurance Law; and (b) the determination of the availability of punitive damages, unless New York law otherwise applies.

Either choice of ADR process may be commenced in New York, New York; or in the state indicated in Item 1(a) of the Declarations as the mailing address for the Named Insured. The Named Insured shall act on behalf of each and every Insured in deciding to proceed with an ADR process under this clause.

20. ORDER OF PAYMENTS

In the event of loss arising from a claim for which payment is due under this bond, the Insurer shall in all events:

a. first, pay loss for which coverage is provided under Coverage Section II.A and then Coverage Section II.C of this bond; then

b. pay such other loss for which coverage is provided under this bond.

The bankruptcy or financial insolvency of any Company shall not relieve the Insurer of any of its obligations to prioritize payment of covered loss under this bond pursuant to this Clause 21.

21. REPRESENTATION OF INSURED

D. The Insured represents that the information furnished in the application for this bond is complete, true and correct in all material respects. The individual signing the application hereby makes such representation on behalf of himself/herself and the Company under the attached bond (as that term is defined in the attached bond) after inquiry of all the directors and officers of the Insured and its subsidiaries, to the extent coverage is granted to any of its subsidiaries under the attached bond.

Such application constitutes part of this bond. Any intentional misrepresentation, omission, concealment or incorrect statement of a material fact, in the application or otherwise, shall be grounds for the rescission of this bond.

22. MOST FAVORABLE JURISDICTION

It is hereby understood and agreed that, solely with respect to the enforceability of any coverage for punitive, exemplary, and multiplied damages, this bond shall be governed by such applicable law that most favors coverage for such penalties and punitive, exemplary, and multiplied damages.

23. HEADINGS

The descriptions in the headings of this bond are solely for convenience, and form no part of the terms and conditions of coverage.

ENDORSEMENT# *1*

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of policy number *02-306-70-15* issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

COMPUTER VIRUS RIDER

In consideration of the premium charged, it is hereby understood and agreed that the bond is hereby amended by adding the following Insuring Agreement to the bond as follows:

DESTRUCTION OF DATA OR PROGRAMS BY HACKER

Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of the Computer Systems Insuring Agreement attached to this bond.

The liability of the Underwriter shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured.

In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Underwriter will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability.

Solely with respect to the coverage provided by this rider, the following Definitions are added to the bond:

(i) Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data;

(ii) Computer System means:

(1) computers with related peripheral components, including storage components wherever located,
(2) systems and applications software,
(3) terminal devices, and
(4) related communication networks, including the Internet,

by which Electronic Data are electronically collected, transmitted, processed, stored and retrieved;

(iii) Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs, and which is stored on magnetic tapes or disks, or optical storage disks or other bulk media;

DESTRUCTION OF DATA OR PROGRAMS BY VIRUS

Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of the Computer Systems Insuring Agreement attached to this bond if such destruction or damage was caused by a computer program or similar instruction which was written or altered to incorporate a hidden instruction designed to destroy or damage Electronic Data or Computer Programs in the Computer System in which the computer program or instruction so written or so altered is used.

The liability of the Underwriter shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured.

In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Underwriter will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability.

Solely with respect to the coverage provided by this rider, the following Definitions are added to the bond:

(i) Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data;

(ii) Computer System means:

  (5) computers with related peripheral components, including storage components wherever located,
  (6) systems and applications software,
  (7) terminal devices, and
  (8) related communication networks, including the Internet,

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

by which Electronic Data are electronically collected, transmitted, processed, stored and retrieved;

(iii) Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs, and which is stored on magnetic tapes or disks, or optical storage disks or other bulk media.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *2*

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

TIE-IN OF LIMITS ENDORSEMENTS - ABSOLUTE

In consideration of the premium charged, it is hereby understood and agreed that the combined **Limit of Liability** of the **Insurer** for all **Claims** both under this policy's **Limit of Liability**, as set forth in the Declarations of this policy, and also under policy No. *02-306-69-63* issued to *ALL FIDELITY FUNDS* by *National Union Fire Insurance Company of Pittsburg* (or any renewal or replacement of such policy or which succeeds such policy in time) (**"Other Chartis Policy"**), shall be *$15,000,000.*

Accordingly, the **Limit of Liability** for **Loss** under this policy shall be reduced by **Loss** incurred under the **Other Chartis Policy** because the **Limit of Liability** under the **Other Chartis Policy** is now part of and not in addition to the **Limit of Liability** of this policy as set forth in the Declarations of this policy.

Finally, nothing in this endorsement shall be construed to increase the **Insurer's Limit of Liability** set forth in the Declarations of such **Other Chartis Policy** which shall remain the maximum liability of the **Insurer** for all **Claims** under such **Other Chartis Policy**, or the **Insurer's Limit of Liability** under this policy as set forth in the Declarations of this policy which shall remain the maximum liability of the **Insurer** for all **Loss** in the aggregate under this policy.

ALL OTHER TERMS, CONDITIONS, AND EXCLUSIONS REMAIN UNCHANGED.

Robert M Yellen

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# 3

This endorsement, effective 12:01 AM July 1, 2012 forms a part of
policy number 02-306-70-15
issued to ALL FIDELITY FUNDS

by National Union Fire Insurance Company of Pittsburgh, Pa.

FACSIMILE SIGNATURE

It is agreed that:

1. The attached bond is hereby amended by adding an additional Agreement as follows:

Loss resulting directly from the fact that an issuer of securities, transfer agent, bank, banker, or trust company received from the Insured or the New York Stock Exchange specimen copies of the Insured's mechanically reproduced facsimile signature and acted in reliance upon any false, fraudulent or unauthorized reproduction of such facsimile signature, whether such facsimile signature is the facsimile signature duly adopted by the Insured or is one resembling or purporting to be such facsimile signature, regardless of by whom or by what means the same may have been imprinted, and whether or not such loss is sustained by reason of the Insured's having entered into an agreement to be legally liable when such facsimile signature or one resembling or purporting to be such facsimile signature is used, provided, however, that

(a) such facsimile signature is used on a document

(1) as the signature to an assignment or other instrument authorizing or effecting the transfer of shares of stock, or other registered securities, which may now or at any time hereafter be registered in the name of the Insured on the books of the association, company or corporation issuing the same; or

(2) as the signature to a power of substitution, designating a substitute or substitutes to make the actual transfer on the books of the issuer of shares of stock, or other registered securities, in respect of which the Insured may now or at any time hereafter be named as attorney to effect and transfer, whether said power of substitution is embodied in an endorsement on the certificate for said shares of stock or other registered security or in a separate instrument;

(b) the New York Stock Exchange has not interposed any objections to the use by the Insured of such facsimile signature and such agreement, if any, was required by the said Exchange as a condition to its failing to interpose any such objection; an

(c) this Insuring Agreement shall not apply to any Certificated Securities which are counterfeit.

Robert M Vellen

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# 4

This endorsement, effective 12:01 AM July 1, 2012 forms a part of
policy number 02-306-70-15
issued to ALL FIDELITY FUNDS

by National Union Fire Insurance Company of Pittsburgh, Pa.

NOTICE OF CLAIM
(REPORTING BY E-MAIL)

In consideration of the premium charged, it is hereby understood and agreed as follows:

1. *Email Reporting of Claims*: In addition to the postal address set forth for any Notice of Claim Reporting under this policy, such notice may also be given in writing pursuant to the policy's other terms and conditions to the Insurer by email at the following email address:

   c-claim@chartisinsurance.com

   Your email must reference the policy number for this policy. The date of the Insurer's receipt of the emailed notice shall constitute the date of notice.

   In addition to Notice of Claim Reporting via email, notice may also be given to the Insurer by mailing such notice to: Chartis, Financial Lines Claims, P.O. Box 25947, Shawnee Mission, KS 66225 or faxing such notice to (866) 227-1750.

2. *Definitions*: For this endorsement only, the following definitions shall apply:

   (a) "Insurer" means the "Insurer," "Underwriter" or "Company" or other name specifically ascribed in this policy as the insurance company or underwriter for this policy.

   (b) "Notice of Claim Reporting" means "notice of claim/circumstance," "notice of loss" or other reference in the policy designated for reporting of claims, loss or occurrences or situations that may give rise or result in loss under this policy.

   (c) "Policy" means the policy, bond or other insurance product to which this endorsement is attached.

3. This endorsement does not apply to any Kidnap & Ransom/Extortion Coverage Section, if any, provided by this policy.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

Robert M Yellen

AUTHORIZED REPRESENTATIVE

END 004

ENDORSEMENT# *5*

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

AMEND INSURING AGREEMENT

The following Insuring Agreements will be added to the bond:

Stop Payment

Loss against any and all sums which the Company shall become obligated to pay by reason of the liability imposed upon the Company by law for damages:

(a) for having either complied with or failed to comply with any written notice of any customer, shareholder or subscriber of the Company or any authorized representative of such customer, shareholder or subscriber to stop payment of any check or draft made or drawn by such customer, shareholder, or subscriber or any authorized representative of any customer, shareholder or subscriber; or

(b) for having refused to have any draft made or drawn by any customer, shareholder or subscriber of the Company or any authorized representative of such shareholder, subscriber or representative.

Limit of Liability:	$100,000
Deductible:	$2,500

The following is added to the definition of Employee:

(8) directors or trustees of the Company, the investment advisor, underwriter (distributor), transfer agent or shareholder accounting record keeper or administrator authorized by written agreement to keep financial and/or other required records but only while performing acts coming within the scope of the usual duties of an officer or employee.

(9) any officer or Partner or Employee of:

an investment advisoran underwriter (distributor)a transfer agent or shareholder accounting record-keeperan administrator authorized by written agreement to keep financial and/or other required records for a Company.

(12) Any officers or employees of any predecessor of the Insured whose principal assets are acquired by the Company by consolidation or merger with, or purchase of assets or capital stock if such predecessor.

ENDORSEMENT# *5* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

The following definition is added to the bond:

Larceny and Embezzlement as it applies to any Named Insured means those acts as set forth in Section 37 of the Investment Company Act of 1940.

The following condition is added to the bond:

Central Handling of Securities

Securities included in the systems for the central handling of securities established and maintained by Depository Trust Company, Midwest Depository Trust Company, Pacific Securities Depository Trust Company, and Philadelphia Depository Trust Company, hereinafter called Corporations, to the extent of the Insured's interest therein as effective by the making of appropriate entries on the books and records of such Corporations shall be deemed to be Property.

The words "Employee" and "Employees" shall be deemed to include the officers, partners, clerks and other employees of the New York Stock Exchange, Boston Stock Exchange, Midwest Stock Exchange, Pacific Stock Ex- change and Philadelphia Stock Exchange, hereinafter called Exchanges, and of the above named Corporations, and of any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and any employee of any recognized service company, while such officers, partners, clerks and other employees and employees of service companies perform services for such Corporations in the operation of such systems. For the purpose of the above definition a recognized service company shall be any company providing clerks or other personnel to said Exchanges or Corporation on a contract basis.

The Insurer shall not be liable on account of any loss(es) in connection with the central handling of securities within the systems established and maintained by such Corporations, unless such loss(es) shall be in excess of the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations, against such loss(es), and then the Insurer shall be liable hereunder only for the Insured's share of such excess loss(es), but in no event for more than the Limit of Liability applicable hereunder.

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

For the purpose of determining the Insured's share of excess loss(es) it shall be deemed that the Insured has an interest in any certificate representing any security included within such systems equivalent to the interest the Insured then has in all certificates representing the same security included within such systems and that such Corporations shall use their best judgement in apportioning the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations against such loss(es) in connection with the central handling of securities within such systems among all those having an interest as recorded by appropriate entries in the books and records of such Corporations in Property involved in such loss(es) on the basis that each such interest shall share in the amount(s) so recoverable or recovered in the ratio that the value of each such interest bears to the total value of all such interests and that the Insured's share of such excess loss(es) shall be the amount of the Insured's interest in such Property in excess of the amount(s) so apportioned to the Insured by such Corporations.

This bond does not afford coverage in favor of such Corporations or Exchanges or any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and upon payment to the Insured by the Insurer on account of any loss(es) within the systems, an assignment of such of the Insured's rights and causes of action as it may have against such Corporations or Exchanges shall to the extent of such payment, be given by the Insured to the Insurer, and the Insured shall execute all papers necessary to secure to the Insurer the rights provided for herein.

The following is added to Section 9 - Notice/Claim Reporting Provisions:

Upon the detection by any Company that an Employee has committed any dishonest or fraudulent act(s) of theft, the Company shall immediately remove such Employee from a position that may enable such Employee to cause the Company to suffer a loss by any subsequent dishonest or fraudulent act(s) of theft. The Company, within forty-eight (48) hours of such detection, shall notify the Insurer with full and complete particulars of the detected dishonest or fraudulent act(s) of theft.

ENDORSEMENT# *5* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

The following Insuring Agreement is added:

Unauthorized Signatures

Loss resulting directly from the Company having accepted, paid, or cashed any original check or withdrawal order made to drawn on a customer's account which bears the signature or endorsement of one other than a person whose name and signature is on file with the Company as a signatory on such account. It shall be a condition precedent to the Company's right of recovery under this Insuring Agreement that the Insured shall have on file, signatures of all persons who are signatories on such account.

The Single Loss limit under this Insuring Agreement is $3,000,000, which is part of and not in addition to the Aggregate Limit shown on the Declaration Page of this bond. A retention of $25,000 applies to each and every loss.

The following Insuring Agreement is added:

Claims Expense

Reasonable expenses necessarily incurred and paid by the Company in preparing any valid claim for loss as defined in the bond, and any other valid coverage added by rider which loss exceeds the applicable retention amount. The Insurer's maximum liability for such expenses paid by the Company in preparing any one such claim shall be limited to $100,000, such aggregate limit is provided as part of, and not in addition to, the Aggregate Limit of Liability shown on the Declaration Page. A $2,500 retention will apply to each and every loss.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *6*

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

AUTOMATED PHONE SYSTEM

It is agreed:

1. The attached bond is amended by adding and Insuring Agreement as follows:

AUTOMATED PHONE SYSTEM

I. Loss caused by an Automated Phone System (APS) Transaction, where the request for such APS Transaction is unauthorized or fraudulent and is made with the manifest intent to deceive; provided, that the entity which receives such request generally maintains and follows during the bond period all APS Designated Procedures with respect to APS Transactions. The unintentional isolated failure of such entity to maintain and follow a particular APS Designated Procedure in a particular instance will not preclude coverage under this Insuring Agreement, subject to the exclusions herein and in the bond.

1. Definitions. The following terms used in this Insuring Agreement shall have the following meanings:

a. "APS Transaction" means any APS Redemption, APS Election or APS Exchange.

b. "APS Redemption" means any redemption of shares issued by an Investment Company which is requested over the telephone by means of information transmitted by an individual caller though use of a telephone keypad.

c. "APS Election" means any election concerning dividend options available to fund shareholders which is made over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

d. "APS Exchange" means any exchange of shares in a registered account of one fund into shares in identically registered account of another fund in the same complex pursuant to exchange privileges of the two funds, which exchange is requested over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

e. "APS Designated Procedures" means all of the following procedures:

(1) Election in Application: No APS Transaction shall be executed unless the shareholder or unit holder to whose account such an APS Transaction relates has previously elected by official designation to permit such APS Redemptions;

(2) Logging: All APS Transaction requests shall be logged or otherwise recorded, so as to preserve all of the information transmitted by an individual caller through use of a telephone keypad in the course of such a request, and the records shall be retained for at least six (6) months.

(a). Information contained in the records shall be capable of being retrieved through the following methods:

Procedures normally used by the Insured

(b). Information contained in the records shall be capable of being retrieved and produced within a reasonable time after retrieval of specific information is requested, at a success area of no less than 85 percent.

(3) Identity Test: The identity of the caller in any request for an APS Transaction shall be tested before execution of APS Transaction by requiring the entry by the caller of a confidential personal identification number ("PIN").

(a) Limited attempts to enter PIN: If the caller fails to enter a correct PIN within three attempts, the caller must not be allowed additional attempts during the same (telephone call/twenty-four-hour day) to enter the PIN

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

(4) Written Confirmation: A written confirmation of any APS Transaction shall be mailed to the shareholder(s) to whose account such APS Transaction relates, at the original record address, by the end of the Insured's next regular processing cycle, but in no event later than five (5) business days following such APS Transaction.

(5) Access to APS Equipment: Access to the equipment which permits the entity receiving the APS Transaction request to process and effect the transaction shall be limited in the following manner:

Procedures normally used by the Insured

2. Exclusions: It is further understood and agreed that this extension shall not cover:

a. any loss covered under Insuring Agreement (A), FIDELITY, of this bond:

b. any loss resulting from:

(1) the redemption of shares, where the proceeds of such redemption are made payable to other than

(i) the shareholder of record; or

(ii) a person officially designated to receive redemption proceeds; or

(iii) a bank account officially designated to receive redemption proceeds, or

(2) the redemption of shares, where the proceeds of such redemption are paid by check mailed to an address, unless such address has either been

(i) designated by voice over the telephone or in writing without a signature guarantee, in either case at least thirty (30) days prior to such redemption; or

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

(ii) officially designated; or

(iii) verify by any other procedures which may be normally used by the Insured; or

(3) the redemption of shares, where the proceeds of such redemption are paid by wire transfer other than to the shareholder's officially designated bank account; or

(4) The intentional failure to adhere to one or more APS Designated Procedures.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# 7

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

SERVICE OF SUIT CLAUSE DELETED

In consideration of the premium charged, it is hereby understood and agreed that Clause 18. SERVICE OF SUIT is deleted in its entirety.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *8*

This endorsement, effective *12:01 AM* *July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

COVERAGE TERRITORY ENDORSEMENT

Payment of loss under this policy shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanctions, laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

AUTHORIZED REPRESENTATIVE

ENDORSEMENT# *9*

This endorsement, effective *12:01 AM July 1, 2012* forms a part of
policy number *02-306-70-15*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

FORMS INDEX ENDORSEMENT

The contents of the Policy is comprised of the following forms:

FORM NUMBER	EDITION DATE	FORM TITLE
Manuscript		FMR FUNDS CONCENTRIC CUSTOM BOND DEC PAGE
Manuscript		FMR FUNDS CONCENTRIC CUSTOM BOND GUTS
MNSCPT		COMPUTER VIRUS RIDER
SYSLIB		TIE-IN OF LIMITS ENDORSEMENTS - ABSOLUTE
MNSCPT		FACSIMILE SIGNATURE
99758	08/08	NOTICE OF CLAIM (REPORTING BY E-MAIL)
MNSCPT		AMEND INSURING AGREEMENT
MNSCPT		AUTOMATED PHONE SYSTEM
MNSCPT		SERVICE OF SUIT CLAUSE DELETED
89644	07/05	COVERAGE TERRITORY ENDORSEMENT (OFAC)
78859	10/01	FORMS INDEX ENDORSEMENT

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

END 009

CHARTIS

CLAIM REPORTING FORM

Issuing Company: *National Union Fire Insurance Company of Pittsburgh, Pa.*

Reported under Policy/Bond Number: *02-306-70-15* Date: ______________

Type of Coverage: D&O _____ E&O _____ Fidelity _____ (complete the Fidelity Supplemental on the next page)

Insured's Name, as given on Policy Declarations (Face Page):

ALL FIDELITY FUNDS

Contact Person: ______________________

Title: ______________________

Phone: (________) __________ - __________ Ext ______________

eMail: ______________________ @ ______________

Case or Claimant Name: ______________________

If the party involved is different from "Insured" Name (as given on Policy Declarations) state relationship:

____

Insurance Broker/Agent: *WILLIS OF MASSACHUSETTS INC.*

Address: *THREE COPLEY PLACE, SUITE 300*

Address: *BOSTON, MA 02116-6501*

Contact: *DAVID GOLDSTEIN* Phone: ______________

eMail: *david.goldstein@willis.com*

Send Notice of Claims to:

Chartis
Financial Lines Claims
P.O. Box 25947
Shawnee Mission, KS 66225

Phone: (888) 602-5246
Fax: (866) 227-1750
Email: c-Claim@chartisinsurance.com

CHARTIS

CLAIM REPORTING FORM
FIDELITY SUPPLEMENTAL

(Only complete this supplemental if the Claim is being reported under Fidelity Coverage)

Issuing Company: *National Union Fire Insurance Company of Pittsburgh, Pa.*

Reported under Policy/Bond Number: 02-306-70-15

Date of Discovery: ____________ Estimated Amount of loss: ____________

Cause of Loss:	Employee Dishonesty	______	Computer Fraud	______
	Funds Transfer	______	Robbery/Burglary	______
	ID Theft	______	Forgery	______
	Client Property	______	In Transit	______
	ERISA	______	Credit Card Forgery	______
	Other	______	if Other, describe: ____________	

Send Notice Of Claims To:

Chartis
Financial Lines Claims
P.O. Box 25947
Shawnee Mission, KS 66225

Phone: (888) 602-5246
Fax: (866) 227-1750
Email: c-Claim@chartisinsurance.com